UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Oritani Financial Corp.
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Oritani Financial Corp.
370 Pascack Road
Township of Washington, New Jersey 07676

October 12, 2017

Dear Fellow Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Oritani Financial Corp.  Our Annual Meeting will be held at The Estate at Florentine Gardens, 97 Rivervale Road, River Vale, New Jersey 07675, on Tuesday, November 21, 2017 at 9:00 a.m. local time.
Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet, which will reduce printing and postage costs.  Accordingly, we will mail, on or about October 12, 2017, a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record as of the close of business on September 29, 2017.  The Notice contains instructions on how to access the proxy materials, including the 2017 Annual Report to Stockholders, Proxy Statement and Proxy Card.
All stockholders and beneficial owners will have the ability to access all of our proxy materials at http://www.cstproxy.com/oritani/2017 (or through the Investor Relations tab of our website at www.oritani.com). Stockholders may also request to receive a printed or emailed set of the proxy materials, which will be provided free of charge.
You may vote your shares by Internet, by telephone, by regular mail or in person at the Annual Meeting. To access your online proxy card, please visit http://www.cstproxy.com/oritani/2017 and follow the on-screen instructions.  The Notice previously provided to you contains the necessary codes required to vote online or by telephone. If you wish to vote by telephone, please call 1-866-894-0537 using a touch-tone phone and follow the prompted instructions.  You may also vote by mail by requesting a paper proxy card using the instructions provided in the Notice. Finally, you may vote in person at the Annual Meeting.
The business to be conducted at the Annual Meeting consists of the election of two directors, the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018, the consideration of an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement and the consideration of an advisory, non-binding resolution with respect to the frequency that our stockholders will vote on our executive compensation.  The Board of Directors unanimously recommends a vote "FOR" each of these matters.
On behalf of the Board, we request that you vote your shares now, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted. Your vote is important.
Sincerely,
/s/ Kevin J. Lynch
Kevin J. Lynch
Chairman of the Board, President and
Chief Executive Officer

Oritani Financial Corp.
370 Pascack Road
Township of Washington, New Jersey 07676
(201) 664-5400

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 21, 2017

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Oritani Financial Corp. will be held at The Estate at Florentine Gardens, 97 Rivervale Road, River Vale, New Jersey 07675, on Tuesday, November 21, 2017 at 9:00 a.m. local time.
A Proxy Statement and Proxy Card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and acting upon:
1.	the election of two directors;
2.	the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018;
3.	an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement;
4.	an advisory, non-binding resolution with respective to the frequency that stockholders will vote on our executive compensation; and
5.	to transact such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof.
The Board is not aware of any other such business.  Any action may be taken on the foregoing proposals at the Annual Meeting, including all adjournments thereof.  Stockholders of record at the close of business on September 29, 2017 are the stockholders entitled to vote at the Annual Meeting.  A list of stockholders entitled to vote will be available at 370 Pascack Road, Township of Washington, New Jersey 07676 for a period of 10 days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

By Order of the Board of Directors
Oritani Financial Corp.
Philip M. Wyks
Corporate Secretary

Township of Washington, New Jersey
October 12, 2017

Important Notice Regarding the Availability of Proxy Materials
For the 2017 Annual Meeting of Stockholders to be held on November 21, 2017:
Our Proxy Statement and Annual Report on Form 10-K for the year ended June 30, 2017 are available in electronic form at
http://www.cstproxy.com/oritani/2017

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.  STOCKHOLDERS WHOSE SHARES ARE HELD IN REGISTERED FORM HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE OR THE INTERNET, AS DESCRIBED ON YOUR PROXY CARD. STOCKHOLDERS WHOSE SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER HOLDER OF RECORD MUST VOTE IN THE MANNER DIRECTED BY SUCH HOLDER. CHECK YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU. ANY STOCKHOLDER OF RECORD PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM THE STOCKHOLDER OF RECORD TO VOTE IN PERSON AT THE ANNUAL MEETING.

ORITANI FINANCIAL CORP.
PROXY STATEMENT FOR THE
2017 ANNUAL MEETING OF STOCKHOLDERS
 To Be Held on November 21, 2017

GENERAL INFORMATION

This Proxy Statement and accompanying Proxy Card and the Annual Report to Stockholders are being furnished to the stockholders of Oritani Financial Corp. (sometimes referred to as the "Company") in connection with the solicitation of proxies by the Board of Directors for use at the 2017 Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, November 21, 2017, at 9:00 a.m., local time, at The Estate at Florentine Gardens, 97 Rivervale Road, River Vale, New Jersey 07675. The term "Annual Meeting," as used in this Proxy Statement, includes any adjournment or postponement of such meeting.
This Proxy Statement is dated October 12, 2017 and is first being made available to stockholders on or about October 12, 2017.
The 2017 Annual Meeting of Stockholders
Date, Time and Place	The Annual Meeting of Stockholders will be held on Tuesday, November 21, 2017, at 9:00 a.m., local time, at The Estate at Florentine Gardens located at 97 Rivervale Road, River Vale, New Jersey 07675.
Record Date	September 29, 2017.
Shares Entitled to Vote	46,180,504 shares of Oritani Financial Corp. common stock were outstanding on the Record Date and are entitled to vote at the Annual Meeting.
Purpose of the Annual Meeting
To consider and vote on the election of two directors, the ratification of the appointment of Crowe Horwath LLP as Oritani Financial Corp.'s independent registered public accounting firm for the fiscal year ending June 30, 2018, the consideration of an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement, and the consideration of an advisory, non-binding resolution with respect to the frequency that our stockholders will vote on our executive compensation.

Vote Required
Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld.  The ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm and the approval of the advisory non-binding resolutions with respect to our executive compensation as described in the Proxy Statement and the frequency of such "say-on-pay" votes will be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked "ABSTAIN."  While the advisory votes with respect to our executive compensation are required by law, they will neither be binding on Oritani Financial Corp. nor the Board of Directors, nor will they create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on Oritani Financial Corp. or the Board of Directors.

Your Board of Directors
Recommends A Vote in Favor of
The Proposals
Your Board of Directors unanimously recommends that stockholders vote "FOR" the election of each nominee listed in this Proxy Statement, "FOR" the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018, "FOR" the advisory, non-binding resolution with respect to the executive compensation described in this Proxy Statement and "ONE YEAR" with respect the frequency of future stockholder votes on our executive compensation.

Oritani Financial Corp.
Oritani Financial Corp. is a Delaware corporation that was incorporated in March 2010 to be the successor to Oritani Financial Corp., a federal corporation.  Oritani Financial Corp. owns 100% of the outstanding shares of common stock of Oritani Bank. Oritani Financial Corp. primarily engages in the business of holding the common stock of Oritani Bank. Oritani Bank is an FDIC-insured, New Jersey-chartered savings bank headquartered in the Township of Washington, New Jersey, with 26 branch offices located in the New Jersey Counties of Bergen, Hudson, Essex and Passaic and two lending offices located in New York City, New York and Cherry Hill, New Jersey.  At June 30, 2017, Oritani Bank's assets totaled $4.14 billion and deposits totaled $2.86 billion.  Our principal executive offices are located at 370 Pascack Road, Township of Washington, New Jersey 07676, and our telephone number is (201) 664-5400.

Who Can Vote
The Board of Directors has fixed September 29, 2017 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Oritani Financial Corp. common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On September 29, 2017, a total of 46,180,504 shares of Oritani Financial Corp. common stock were outstanding and held by approximately 1,902 holders of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Oritani Financial Corp. common stock is necessary to constitute a quorum at the Annual Meeting.
How Many Votes You Have
Each holder of shares of Oritani Financial Corp. common stock outstanding on September 29, 2017 will be entitled to one vote for each share held of record. However, Oritani Financial Corp.'s certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then-outstanding shares of common stock of Oritani Financial Corp. are not entitled to any vote with respect to the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate, as well as by any person acting in concert with such person or entity.
Matters to Be Considered
The purpose of the Annual Meeting is to vote on the election of two directors, to ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018,  and to approve an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement.
You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. You also may be asked to vote on a proposal to adjourn or postpone the Annual Meeting. Oritani Financial Corp. could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

How to Vote
We are making our proxy material available to our stockholders on the Internet. You may read, print and download our 2017 Annual Report to Stockholders and our Proxy Statement at http://www.cstproxy.com/oritani/2017 (or through the Investor Relations tab of our website at www.oritani.com).  On October 12, 2017, we mailed a Notice to stockholders containing instructions on how to access our proxy materials and vote online. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by email.
You may vote your shares by Internet, by telephone, by regular mail or in person at the Annual Meeting. Each of these voting options is described in the Notice. You should complete and return your Proxy Card, or vote using the Internet or telephone voting options, in order to ensure that your vote is counted at the Annual Meeting, or at any adjournment of the Annual Meeting, regardless of whether you plan to attend.  If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted "FOR" the election of the two director nominees named in this Proxy Statement, "FOR" the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018, "FOR" the advisory non-binding proposal with respect to the executive compensation as described in this Proxy Statement, and "ONE YEAR" with respect to the frequency of future stockholder votes on our executive compensation.
To access your online proxy card, please visit http://www.cstproxy.com/oritani/2017 and follow the on-screen instructions.  The Notice previously provided to you contains the necessary codes required to vote online or by telephone. If you wish to vote by telephone, please call 1-866-894-0537 using a touch-tone phone and follow the prompted instructions. You may also vote by mail by requesting a paper proxy card using the instructions provided in the Notice. Finally, you may vote in person at the Annual Meeting.
If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to vote in person at the Annual Meeting. If you want to vote your shares of Oritani Financial Corp. common stock that are held in street name in person at the Annual Meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.
The Board of Directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies on the Proxy Card in their best judgment.
Participants in Oritani Financial Corp. Benefit Plans
If you are a participant in the Oritani Bank Employee Stock Ownership Plan or another benefit plan through which you own shares of Oritani Financial Corp. common stock, you will have received with this Proxy Statement voting instruction forms with respect to shares you may vote under the plans.  Although the trustee or administrator votes all shares held by the plan, each participant may direct the trustee or administrator how to vote the shares of Oritani Financial Corp. common stock allocated to his or her plan account.  If you own shares through any of these plans and do not vote, the respective plan trustees or administrators will vote the shares in accordance with the terms of the respective plans.
Quorum and Vote Required
The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Oritani Financial Corp. common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.
Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which we are instructed to "WITHHOLD" authority to vote for the nominees being proposed.  However, any nominee for director in an uncontested election who receives a greater number of votes marked "WITHHOLD" than votes "FOR" his or her election shall tender his or her resignation for consideration by the Nominating, Corporate Governance and Compliance Committee of the Company.  The Committee shall recommend to the Board the action to be taken with respect to the resignation.  Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Committee's or the Board's deliberations as to whether to accept the resignation. Should this situation occur, the Board would publicly disclose its decision within 90 days of the certification of the election results.

The ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending June 30, 2018 will be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked "ABSTAIN."

As to the advisory, non-binding resolution with respect to our executive compensation as described in this Proxy Statement, a stockholder may: (i) vote "FOR" the resolution; (ii) vote "AGAINST" the resolution; or (iii) "ABSTAIN" from voting on the resolution.  The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or proxies marked "ABSTAIN", is required for the approval of this non-binding resolution.  While this vote is required by law, it will neither be binding on Oritani Financial Corp. or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, Oritani Financial Corp. or the Board of Directors.

As to the advisory, non-binding resolution with respect to the frequency of future "say-on-pay" votes, a stockholder may vote to hold future votes on executive compensation (i) every "ONE YEAR"; (ii) every "TWO YEARS"; (iii) every "THREE YEARS"; or (iv) may "ABSTAIN" from voting on the proposal. Generally, approval of any matter presented to stockholders requires the affirmative vote of a majority of the votes cast. However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by Oritani Financial Corp.'s stockholders. Even though this vote will neither be binding on Oritani Financial Corp. or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on Oritani Financial Corp. or the Board of Directors, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency that advisory votes on executive compensation will be included in our proxy statements.

Revocability of Proxies
You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:
·	submitting written notice of revocation to the Corporate Secretary of Oritani Financial Corp. prior to the voting of such proxy;
·	submitting a properly executed proxy, either online, by telephone or by mail, bearing a later date;
·	voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.
Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:
Oritani Financial Corp.
370 Pascack Road
Township of Washington, New Jersey 07676
Attention:    Philip M. Wyks, Corporate Secretary

If your shares are held in street name, your broker votes your shares and you should follow your broker's instructions regarding the revocation of proxies.
Solicitation of Proxies
Oritani Financial Corp. will bear the entire cost of soliciting proxies from you. In addition to the solicitation of proxies by mail, Oritani Financial Corp. will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of Oritani Financial Corp. common stock and secure their voting instructions. Oritani Financial Corp. will reimburse such holders of record for their reasonable expenses in taking those actions. If necessary, Oritani Financial Corp. may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter. We have retained Alliance Advisors, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for the Annual Meeting.  Alliance Advisors, LLC will receive a total fee of $10,500, plus out-of-pocket expenses, for their assistance with this meeting as well as other matters.
Recommendation of the Board of Directors
Your Board of Directors unanimously recommends that you vote "FOR" the election of each nominee listed in this Proxy Statement, "FOR" the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018, "FOR" the advisory, non-binding resolution with respect to the executive compensation described in this Proxy Statement and "ONE YEAR" with respect the frequency of future stockholder votes on our executive compensation.
Security Ownership of Certain Beneficial Owners and Management
Persons and groups who beneficially own in excess of 5% of the issued and outstanding shares of the Company's common stock are required to file certain reports with the Securities and Exchange Commission (the "SEC").  The following table sets forth certain information regarding persons who beneficially owned more than five percent of the Company's issued and outstanding shares of common stock using the ownership totals per their SEC filings, as well as the Company's 46,180,504 shares outstanding as of September 29, 2017.

Name and Address of Beneficial Owners	Number of Shares Owned	Percent of Common Stock Outstanding
BlackRock Inc. (1)
55 East 52nd Street
New York, NY 10055	4,585,787	10.10%

Oritani Bank Employee Stock Ownership Plan (2)
370 Pascack Road
Township of Washington, New Jersey 07676	4,096,615	8.90%

Dimensional Fund Advisors LP (3)
6300 Bee Cave Road
Austin, Texas 78746	2,537,932	5.61%
(1)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 9, 2017.
(2)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2017.
(3)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2017.

Management
The following table sets forth information about the shares of Oritani Financial Corp. common stock owned by each nominee for election as director, each incumbent director, each named executive officer (defined as our principal executive officer, our principal financial officer and our three other most highly compensated executive officers "Named Executive Officers") identified in the summary compensation table included elsewhere in this Proxy Statement, and all directors and executive officers as a group, as of September 29, 2017.
				Options
	Position(s) held with	Shares	Shares	Exercisable		Percent
	Oritani Financial Corp.	Owned	Owned	within 60	Beneficial	of
	and/or Oritani Bank	Directly (1)	Indirectly (2)	days	Ownership	Class
DIRECTORS
Nicholas Antonaccio	Director	87,492	—	428,834	516,326	1.12%
James J. Doyle, Jr.	Director	240,000	—	90,000	330,000	*
John M. Fields. Jr.	Director, Executive Vice President and Chief Financial Officer	301,082	84,160	263,160	648,402	1.40%
Robert S. Hekemian, Jr.	Director	235,492	68,223	406,334	710,049	1.54%
Harvey R. Hirschfeld	Director	13,200	900	8,800	22,900	*
Kevin J. Lynch	Chairman, President and Chief Executive Officer	737,137	77,025	1,272,727	2,086,888	4.52%
John J. Skelly, Jr.	Director	401,817	50,000	316,334	768,151	1.66%

				Options
	Position(s) held with	Shares	Shares	Exercisable		Percent
	Oritani Financial Corp.	Owned	Owned	within 60	Beneficial	of
	and/or Oritani Bank	Directly (1)	Indirectly (2)	days	Ownership	Class
NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Louis Manderino	Executive Vice President and Chief Risk Officer	52,743	34,207	32,000	118,950	*
Thomas G. Guinan	Executive Vice President and Chief Lending Officer	85,204	59,233	21,772	166,209	*
Philip M. Wyks	Senior Vice President and Corporate Secretary	16,698	74,189	42,000	132,887	*
All directors and Named Executive Officers as a group (10 persons)		2,190,810	491,366	2,913,961	5,596,137	12.12%
(1)
Each person effectively exercises sole, or shared with spouse, voting power as to the shares reported.  For Mr. Hirschfeld, total includes shares awarded under the 2011 Equity Incentive Plan, 4,000 of which have not yet vested.

(2)
Includes shares held in the 401(k) plan and allocated shares in the employee stock ownership plan as well as shares held by immediate family members, in an individual retirement account, by companies in which the individual maintains a controlling interest or in a trust in which the individual is a trustee.

* Less than 1.0%.
Section 16(a) Beneficial Ownership Reporting Compliance
Oritani Financial Corp. common stock is registered with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act").  The officers and directors of the Company and beneficial owners of greater than 10% of the Common Stock are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock.  SEC rules require disclosure in the Company's Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Common Stock to file a Form 3, 4, or 5 on a timely basis.  Based on the Company's review of ownership reports, no officer or director failed to file ownership reports on a timely basis for the fiscal year ended June 30, 2017.

PROPOSAL I - ELECTION OF DIRECTORS

The Board of Directors currently consists of seven members and is divided into three classes, with one class of directors elected each year.  Two directors will be elected at the Annual Meeting to serve for a three-year period and until their respective successors have been elected and shall qualify.
The Board has nominated James J. Doyle, Jr. and John J. Skelly, Jr. for election as directors, each of whom has agreed to serve if so elected. Please refer to the sections entitled "―Directors and Executive Officers" and "Security Ownership of Certain Beneficial Owners and Management" for additional information regarding the nominees.
It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting "FOR" the election of the nominees.  If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board may recommend.  At this time, the Board knows of no reason why the nominees would be unable to serve if elected.  Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.
The Board Recommends a Vote "FOR" Each of the Nominees listed in this Proxy Statement.
Directors and Executive Officers
Following is a summary of the relevant business experience for each of the Company's directors and executive officers.  All directors have held their present positions for at least five years unless otherwise stated.  Each director is also a director of Oritani Bank.

Nominees for Director
James J. Doyle, Jr., age 67, is retired.  Previously, he served as the President and Chief Executive Officer of Chilton Memorial Hospital from 1991 until 2004, and also as a consultant to The Chilton Memorial Hospital's Foundation Board until 2008.  Mr. Doyle has also served as Executive Vice President of Atlantic Health System from 1994 until 1998, and Executive Vice President of the Valley Health System from 1998 until 2002.  Mr. Doyle has significant executive management experience, overseeing administrative, finance, marketing and human resources activities.
John J. Skelly, Jr., age 77, is the President and Chief Executive Officer of West Side Management, which owns and manages affordable and low-income housing developments located in New Jersey, New York and Maryland.  Mr. Skelly also served as the Deputy Commissioner of Housing for the City of New York and was a founding Board Member for Habitat for Humanity of Greater Jersey City.  Mr. Skelly has extensive experience with real estate development and finance.
Continuing Directors
Terms to Expire 2018
John M. Fields, Jr., age 54, has been employed by the Company since 1999 and currently serves as Executive Vice President and Chief Financial Officer.  He is also responsible for information technology, investor relations, electronic banking and deposit operations, as well as investment and treasury functions.  Prior to 1999, Mr. Fields was chief accounting officer and controller at a local publicly-traded financial institution.  Mr. Fields is a certified public accountant and a member of the Board of Directors of the Bergen County Habitat for Humanity.  In September, 2016, Mr. Fields was appointed to fill the remaining term of Michael DeBernardi, who resigned from the Board upon his retirement from full time employment.
Robert S. Hekemian, Jr., age 57, has been with the 78-year-old, family-owned Hekemian & Co., Inc. since 1982, becoming President and Chief Operating Officer in 2004.  Hekemian & Co. and its affiliates own, manage and develop apartments, shopping centers and mixed-use projects primarily throughout New Jersey, Maryland, Virginia, New York and Pennsylvania.  Mr. Hekemian has been involved in all aspects of real estate development and acquisitions throughout his career.
Terms to Expire 2019
Nicholas Antonaccio, age 70, is President of CMA Enterprises LLC, a financial advisory firm founded by Mr. Antonaccio in 2000.  Previously, Mr. Antonaccio was the chief financial officer at a variety of public and private companies, including serving for five years as Senior Vice President and Chief Financial Officer of Copelco Capital, Inc.  Mr. Antonaccio has extensive financial and public company expertise, with responsibilities that have spanned all major areas of financial management, including financial operations and contract, tax, treasury, financial planning, credit, information technology, human resources and risk management.
Harvey R. Hirschfeld, age 69, is President and Director of Brooklyn, New York-based Plaintiff Funding Holding Inc. (d/b/a "LawCash").  Mr. Hirschfeld is a graduate of Farleigh Dickinson University and has more than 35 years experience in consumer and commercial lending as well as financial administration.  Mr. Hirschfeld also serves as Chairman of the American Legal Finance Association.  Mr. Hirschfeld previously served as Senior Vice President, Chief Operating Officer and a Director of HealthShield Capital Corporation and as Senior Vice President, Chief Operating Officer and Director of Franklin Credit Management Corporation, a publicly traded company specializing in real estate mortgage and portfolio acquisitions.
Kevin J. Lynch, age 71, has been the President and Chief Executive Officer of Oritani Bank since 1993 and served as President and Chief Executive Officer of Oritani Financial Corp. since its creation in 1998.  Mr. Lynch is also a director of Pentegra Services Inc., a national provider of full-service retirement programs.  Mr. Lynch is a former Chairman of the New Jersey League of Community and Savings Bankers and served as a member of its Board of Governors for several years, a former director of the FHLB-NY and served on its Executive, Compensation, and Housing Committees, and also served on the Board of Directors of Thrift Institutions Community Investment Corp.  Mr. Lynch is a member of the Professional Development and Education Committee of the American Bankers Association.  He is a member of the American Bar Association and a former member of the Board of Directors of Bergen County Habitat for Humanity.
Executive Officers of the Bank Who Are Not Also Directors
Thomas Guinan, age 53, has been employed by the Company since 2003 and currently serves as Executive Vice President and Chief Lending Officer.  Prior to that, Mr. Guinan served as a senior vice president of commercial lending at a local financial institution.  Mr. Guinan is responsible for overseeing all aspects of the retail and commercial lending operations of Oritani Bank, including originations, portfolio growth and developing strategies to enhance the bank's market share and profitability.

Louis A. Manderino, age 62, has been employed by Oritani Bank since 2010.  Effective September, 2016, Mr. Manderino serves as Executive Vice President, Chief Credit Officer and Chief Risk Officer.  Prior to joining Oritani, Mr. Manderino served as Chief Credit Officer at a local financial institution.
Philip M. Wyks, age 63, has been employed by the Company since 1976 and currently serves as Senior Vice President and Secretary.  Mr. Wyks is also responsible for facilities management.  In addition, Mr. Wyks is a former director of Thrift Institutions Community Investment Corporation, a subsidiary of the New Jersey League of Community Bankers.
Kurt Breitenstein, age 49, began employment with the Company in October, 2016 as a Senior Vice President and Commercial Lending Officer.  Mr. Breitenstein has over 25 years credit and lending experience.
 Michele M. Calise, age 59, began employment with the Company in 2016.   She currently serves as Senior Vice President and Retail Banking Officer.  Previously, Ms. Calise was Senior Vice President and Chief Retail Officer at a local institution.  Ms. Calise has a long history in commercial banking where she oversaw all sales and service activities for over 90 branches in New Jersey and New York.
David Garcia, age 53, has been with the Bank since 2008 and currently serves as Managing Director of the Bank's subsidiary, Oritani Finance Company.  Prior to joining Oritani, Mr. Garcia served as a director-level officer at a New York investment bank.  Mr. Garcia has over 25 years of lending experience.

 Ann Marie Jetton, age 51, has been employed by Oritani Bank since 2000 and currently serves as Senior Vice President and Principal Accounting Officer.  Prior to that, Ms. Jetton served as Controller at a local publicly-traded financial institution.
Anne Mooradian, age 56, has been employed by Oritani Bank since 1985 and currently serves as Senior Vice President and Human Resources Officer.  Ms. Mooradian has also held branch retail positions at Oritani Bank.
Paul M. Cordero, age 62, has been employed by Oritani Bank since 1980 and currently serves as Vice President and is responsible for loan servicing.
Paul C. Skinner, age 55, began employment with the Company in 2008 as Vice President and Chief Information Officer.  Prior to that, Mr. Skinner served as Senior Vice President of information technology and operations at a local financial institution.  Mr. Skinner is responsible for information technology, deposit operations, electronic banking and also serves as the Company's privacy officer.
Corporate Governance, Code of Ethics and Business Conduct
Oritani Financial Corp. is committed to maintaining sound corporate governance principles and the highest standards of ethical conduct and is in compliance with applicable corporate governance laws and regulations.
The Board has adopted the following codes and guidelines:
Code of ethics for the executive officers (including the principal executive officer, principal financial officer and principal accounting officer) and directors,
·	Code of ethics for all employees,
·	Corporate governance guidelines for directors,
·	Stock ownership guidelines,
·	Anti-hedging policy,
·	Equity retention policy, and
·	Insider trading policy.
These codes and guidelines are designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. These documents are available through links under the Investor Relations tab on the Company's website at www.oritani.com.  Amendments to and waivers from the code of ethics and corporate governance guidelines for directors and executive officers are disclosed on the Company's website.

Director Independence
The Board has determined that, except as to Mr. Lynch and Mr. Fields, each member of the Board is an "independent director" within the meaning of the Nasdaq Stock Market corporate governance listing standards and the Company's corporate governance policies.  Mr. Lynch and Mr. Fields are not considered independent as each is an executive officer of the Company.

In addition, the Board of Directors has appointed Mr. Antonaccio as Lead Director.  In this capacity, Mr. Antonaccio chairs the meetings of the independent directors and other meetings of the Board when the Chairman is excused or absent.  Mr. Antonaccio also acts as liaison between the Chairman and the independent directors.
During fiscal 2017, Directors John J. Skelly, Jr., James J. Doyle, Jr. and John M. Fields, Jr. had residential mortgage loans with Oritani Bank.  Additionally, Oritani Bank had loans outstanding to entities in which Directors Hekemian and Skelly had some form of ownership interests.  As of June 30, 2017, such loans pertaining to Mr. Hekemian totaled $15.2 million and such loans pertaining to Mr. Skelly totaled $14.8 million.  These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, and did not involve more than the normal risk of collectability or present other unfavorable features.
Mr. Lynch has served as our Chairman of the Board since 1998 and Chief Executive Officer since 1993.  Based on its most recent review of the Board leadership structure, the Board has determined that this leadership structure is optimal for the Company because it provides the Company with strong and consistent leadership.  Given the current regulatory and market environment, the Board believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive and effective leadership, and ensures effective communication between management and the Board.  In addition, this leadership structure allows Mr. Lynch to more effectively execute the Company's strategic initiatives and business plans.  The independent directors, led by its Lead Director, will continue to periodically review the Board's leadership structure to ensure that it is most appropriate for the Company.

Board Meetings and Committees
The Board of Directors of Oritani Financial Corp. met eighteen times and the Board of Directors of Oritani Bank met sixteen times during the fiscal year ended June 30, 2017.  All directors attended all Board and Committee meetings during fiscal 2017, including Board and committee meetings of Oritani Bank.  Executive sessions of the independent directors are regularly scheduled.  Each of the Company's directors attended the Company's 2016 Annual Meeting of Stockholders.
The Company and Oritani Bank have five standing Board committees.  These committees are the Compensation and Human Resources Committee; the Nominating, Corporate Governance and Compliance Committee; the Audit Committee; the Risk Committee and the Loan Committee.  The charters for each of these committees are available through links under the Investor relations tab on the Company's website at www.oritani.com.

Compensation and Human Resources Committee
The Compensation and Human Resources Committee, consisting of Messrs. Skelly, Jr. (Chair), Antonaccio, Doyle and Hirschfeld, is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning.  Each member of the Compensation and Human Resources Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.  The Compensation and Human Resources Committee met four times during fiscal 2017.  No member of the Compensation and Human Resources Committee receives any compensation, directly or indirectly, from the Company, other than for serving on the Board of Directors of the Company.  Such compensation received by Compensation and Human Resources Committee members from the Company is described below in this Proxy Statement.
The role of the Compensation and Human Resources Committee is to review annually the compensation levels of the executive officers and directors and to recommend compensation changes to the Board of Directors.  The Compensation and Human Resources Committee also administers and has discretionary authority over the issuance of equity awards under the Company's equity plans.  Our executive officers are generally not engaged directly with the Compensation and Human Resources Committee in setting the amount or form of executive officer or director compensation.  However, as part of the annual performance review for our executive officers other than the Chief Executive Officer, the Compensation and Human Resources Committee considers the Chief Executive Officer's recommendations with respect to designing our compensation program.  In addition, the Compensation and Human Resources Committee may delegate to management certain of its duties and responsibilities, including the adoption, amendment, modification or termination of benefit plans.  Please see "Compensation Discussion and Analysis-Role of the Compensation and Human Resources Committee" for further details regarding the role of the Compensation and Human Resources Committee in designing our compensation program.

In addition, the Compensation and Human Resources Committee has sole authority and responsibility to approve the engagement of any compensation consultant it uses and the fees for those services.  For the 2017 fiscal year, the Compensation and Human Resources Committee engaged a compensation consulting firm, GK Partners (or the "consultant"), to provide advice or recommendations on the amount or form of executive and director compensation.  GK Partners has experience in, and knowledge of, the financial services industry. GK Partners does not provide any other services to the Company or Oritani Bank.

The Compensation and Human Resources Committee considered the independence of GK Partners in light of the SEC rules and Nasdaq Stock market listing standards.  The Compensation and Human Resources Committee considered the following factors in connection with the engagement of GK Partners: (1) other services provided by GK Partners to the Company or Oritani Bank; (2) fees paid as a percentage of GK Partners' total revenue; (3) policies or procedures maintained by GK Partners designed to prevent a conflict of interest; (4) any business or personal relationships between GK Partners and the Compensation and Human Resources Committee; (5) any Company common stock owned by GK Partners; and (6) any business or personal relationships between our executive officers and GK Partners.  The Compensation and Human Resources Committee discussed these considerations and concluded that the work performed by GK Partners involved in the engagement did not raise any conflict of interest.

Nominating, Corporate Governance and Compliance Committee
The Nominating, Corporate Governance and Compliance Committee, consisting of Messrs. Doyle, Jr. (Chair), Antonaccio, Hirschfeld and Skelly, is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, determining the size and composition of the Board of Directors and its committees and monitoring a process to assess Board effectiveness and in developing and implementing the Company's corporate governance guidelines.  The Committee is also responsible for monitoring of compliance and Community Reinvestment Act-related matters.  Each member of the Nominating, Corporate Governance and Compliance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.  The Nominating, Corporate Governance and Compliance Committee met twelve times during fiscal 2017.
Board Nominations
The Nominating, Corporate Governance and Compliance Committee identifies nominees by evaluating the current members of the Board willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not wish to continue in service, or if the Nominating, Corporate Governance and Compliance Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Nominating, Corporate Governance and Compliance Committee would solicit suggestions for director candidates from all Board members and may consider candidates submitted by stockholders.  In addition, the Nominating, Corporate Governance and Compliance Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.  The Nominating, Corporate Governance and Compliance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:
·	has the highest personal and professional ethics and integrity and whose values are compatible with those of the Company;
·	has experiences and achievements that have given him/her the ability to exercise and develop good business judgment;
·	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;
·	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;
·	is involved in other activities or interests that do not create a conflict with his/her responsibilities to the Company and its stockholders; and
·	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Nominating, Corporate Governance and Compliance Committee will also take into account whether a candidate satisfies the criteria for "independence" in accordance with the listing standards of the Nasdaq Stock Market, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an "audit committee financial expert."  The Nominating, Corporate Governance and Compliance Committee does not maintain a specific diversity policy, but the diversity of the Board is considered in the review of the candidates.  Diversity includes not only gender and ethnicity, but various perspectives that come from having differing viewpoints, geographic and cultural backgrounds, and life experiences.
Procedures for the Consideration of Board Candidates Submitted by Stockholders
 The Nominating, Corporate Governance and Compliance Committee has adopted procedures for the consideration of Board candidates submitted by stockholders.  Stockholders can submit the names of candidates for director by writing to the Chair of the Nominating, Corporate Governance and Compliance Committee, at Oritani Financial Corp., 370 Pascack Road, Township of Washington, New Jersey 07676.  The submission must include the following information:
·	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating, Corporate Governance and Compliance Committee;
·	the qualifications of the candidate and why this candidate is being proposed;
·
the name and address of the nominating stockholder as he/she appears on the Company's books, and number of shares of the Company's common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder's ownership will be required);

·
the name, address and contact information for the nominated candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder's ownership should be provided);

·	a statement of the candidate's business and educational experience;
·	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;
·	a statement detailing any relationship between the candidate and the Company and between the candidate and any customer, supplier or competitor of the Company;
·	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
·	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.
A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must also comply with the procedural and informational requirements described in "Advance Notice of Business to Be Conducted at an Annual Meeting."
Stockholder Communications with the Board
A stockholder of the Company who wants to communicate with the Board or with any individual director can write to the Chair of the Nominating, Corporate Governance and Compliance Committee at Oritani Financial Corp., 370 Pascack Road, Township of Washington, New Jersey 07676.  The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership.  Depending on the subject matter, the Chair will:
·	forward the communication to the director(s) to whom it is addressed;
·	handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or
·	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.
At each Board meeting, the Chair of the Nominating, Corporate Governance and Compliance Committee will present a summary of all communications received since the last meeting and make those communications available to the directors upon request.

Audit Committee
The Audit Committee, consisting of Messrs. Antonaccio (Chair), Doyle, Hirschfeld and Skelly, is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the Board.  Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market and under Securities and Exchange Commission Rule 10A-3.  The Board of Directors believes that Mr. Antonaccio qualifies as an "audit committee financial expert" as that term is defined in the rules and regulations of the Securities and Exchange Commission.  The Audit Committee met fifteen times in fiscal 2017.
The duties and responsibilities of the Audit Committee include, among other things:
·	sole authority for retaining, evaluating and removing the Company's independent registered public accounting firm to audit the annual financial statements;
·
in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of Oritani Financial Corp.'s financial reporting processes, both internal and external;

·	reviewing the financial statements and the audit report with management and the independent registered public accounting firm;
·	reviewing earnings and financial releases and quarterly and annual reports filed with any governmental body; and
·	reviewing and pre-approving engagements for audit and non-audit services by the independent registered public accounting firm.
The Audit Committee reports to the Board of Directors on its activities and findings.
Audit Committee Report
Pursuant to rules and regulations of the Securities and Exchange Commission, this Audit Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Oritani Financial Corp. specifically incorporates this information by reference, and otherwise shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.
Management has the primary responsibility for the Company's internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing an opinion thereon, and for providing an attestation report on management's assessment of internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes. As part of its ongoing activities, the Audit Committee has:
·	reviewed and discussed with management and the independent registered public accounting firm the Company's audited consolidated financial statements for the fiscal year ended June 30, 2017; and
·
reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB; and

·
received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and be filed with the SEC.

The Audit Committee
Nicholas Antonaccio (Chair)    James J. Doyle, Jr.
Harvey R. Hirschfeld    John J. Skelly, Jr.

Transactions with Certain Related Persons
Federal law and regulations generally require that all loans or extensions of credit to executive officers and directors must be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Oritani Bank or the Company and must not involve more than the normal risk of collectability or present other unfavorable features.  However, applicable regulations permit executive officers and directors to receive the same terms through loan programs that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees.  Oritani Bank offers a loan program to all full time employees and directors that allows for a 25 basis point discount on the rate of a first mortgage loan on the individual's primary residence that remains in effect as long as the employee maintains employment with Oritani Bank or the director maintains service to the Company, and the loan pays as agreed.
Section 402 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director.  There are several exceptions to this general prohibition, one of which is applicable to Oritani Bank.  The provisions of this section of Sarbanes-Oxley do not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act.  All loans to the Company's directors and officers are made in conformity with the Federal Reserve Act and Regulation O.
The aggregate amount of our loans to our executive officers and directors, and their related entities, was $31.2 million at June 30, 2017.  These loans were performing according to their original terms at June 30, 2017. See "Director Independence" for additional information regarding loans to our executive officers and directors, and their related entities.
Executive Compensation
Compensation and Human Resources Committee Interlocks and Insider Participation
Our Compensation and Human Resources Committee determined the salaries paid to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer.  None of the members of the Compensation and Human Resources Committee was an officer or employee of Oritani Financial Corp. or Oritani Bank during the fiscal year ended June 30, 2017, or is a former officer of Oritani Financial Corp. or Oritani Bank.
During the fiscal year ended June 30, 2017: (i) no executive of Oritani Financial Corp. served as a member of the Compensation and Human Resources Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation and Human Resources Committee of Oritani Financial Corp.; (ii) no executive officer of Oritani Financial Corp. served as a director of another entity, one of whose executive officers served on the Compensation and Human Resources Committee of Oritani Financial Corp.; and (iii) no executive officer of Oritani Financial Corp. served as a member of the Compensation and Human Resources Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Oritani Financial Corp.
Compensation and Human Resources Committee Report
Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation and Human Resources Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Oritani Financial Corp. specifically incorporates this information by reference, and otherwise shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.
The Compensation and Human Resources Committee of the Company has reviewed and discussed the section of this Proxy Statement entitled "Compensation Discussion and Analysis," as required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation and Human Resources Committee
John J. Skelly, Jr (Chair)    Nicholas Antonaccio
James J. Doyle    Harvey R. Hirschfeld

Compensation Discussion and Analysis
Fiscal 2017 Financial Performance
The Company had another year of consistently strong business performance during its 2017 fiscal year, and our results were in line with our economic forecasts, our annual business plans and our overall corporate strategy. We believe that Oritani is among the most productive community banks in our geographical region as measured by our assets, earnings and total shareholder return. The highlights of our fiscal year 2017 performance include:

·	Net income of $49.1 million
·	Return on assets of 1.24% (in the top quartile of our peers)
·	Efficiency ratio of 37.8% (in the top quartile of our peers)
·	Retail deposit growth of 11.3%
In fiscal 2017, our asset growth rate was 12.8%.  Our total assets increased $468.3 million to $4.14 billion at June 30, 2017, from $3.67 billion at June 30, 2016.  This growth was fueled by the execution of our strategic initiative of growing our loan portfolio to maximize profitability and shareholder value.  Our loan portfolio increased $434.7 million to $3.57 billion at June 30, 2017, from $3.13 billion at June 30, 2016.  The growth rate was 13.9%.  Our net income of $49.1 million included the cost of a balance sheet restructure that was executed primarily to reduce interest rate risk and enhance profitability in future periods.  Our operations resulted in $1.14 of basic earnings per common share.  Our shareholders participated in the earnings through dividends that totaled $1.20 per share during the fiscal year.  The dividend distributions consisted of regular quarterly dividends of $0.175 per share paid on August 19, 2016, November 18, 2016, February 17, 2017 and May 19, 2017, and a special dividend of $0.50 per share paid on December 23, 2016.
Executive Summary
Our compensation program is designed to provide competitive compensation that is effective in rewarding our Named Executive Officers commensurate with the Company's performance, as well as in maintaining the stability and retention of our highly-experienced senior management team. The Compensation and Human Resources Committee (the "Committee") routinely reviews our executive compensation practices to ensure marketplace competitiveness, as well as to ensure that these practices are aligned with our corporate compensation philosophy, regulatory requirements, and evolving best practices in corporate governance.  Highlights of our program include:
•	A significant portion of each Named Executive Officer's compensation is in the form of at-risk, incentive compensation which reflects our pay-for performance philosophy.
•	The Committee reviews our incentive compensation program to ensure the soundness of all elements of executive compensation particularly with respect to financial risk-taking behavior.
•
Our Named Executive Officers and non-employee Directors are required to hold Oritani common stock at specified minimum levels which effectively aligns their financial interests with those of stockholders. Our Chief Executive Officer is required to hold our common stock valued at five times his annual base salary or more.

•
Since our Named Executive Officers already hold significant amounts of Oritani common stock, we have made no awards of stock compensation to them (including stock options and restricted stock awards) since 2011.

•
Our equity plans and equity awards do not contain "single-trigger" acceleration of stock compensation.  We have no employment agreements that contain gross-ups for taxes, or severance provisions that would exceed three times the Named Executive Officers' "base amount" in accordance with the provisions of IRC Section 280(G).

•	We maintain a clawback policy for bonus and other incentive compensation paid to executive officers, which mitigates risk-taking behavior.

•	The Committee regularly seeks executive compensation information and advice from an independent compensation consultant experienced in the community banking industry.
•	All members of the Committee, as well as any compensation advisors retained by the Committee, are independent under applicable stock exchange rules and are free from conflicts of interest.

Summary of Shareholder Engagement
Following the annual meeting of Oritani Financial Corp. in November 2016, the Committee carefully considered the results of our shareholders' advisory vote ("Say-on-Pay") on Oritani's fiscal 2016 executive compensation program for our Named Executive Officers.  At that 2016 annual meeting, approximately 68% of the votes cast were in support of the compensation program disclosed in our proxy statement. This was a lesser percentage than was voted in the fiscal 2014 and fiscal 2015 Say-on-Pay votes (that were voted at approximately 94% and 71%, respectively) even though our corporate compensation philosophy, and our administration of Named Executive Officer compensation, has remained consistent throughout this recent three-year period.

Before and during fiscal 2017, senior management met with numerous Oritani shareholders in various forums including investor conferences, in-person individual meetings, conference calls, "non-deal road shows", and at our annual meeting. During these shareholder discussions and engagements, management responded to all questions and comments, and addressed all concerns raised by our shareholders concerning overall market and economic conditions, as well as with regard to our most recent financial results, our strategic plans, our dividend policy, our joint venture disposition status, and other relevant topics. We actively sought feedback from our shareholders with respect to the recent Say-on-Pay vote results and we did not receive any specific shareholder input on this issue.  During fiscal 2018, we are increasing our shareholder outreach efforts (including affirmative outreach to our largest shareholders) with the objective of engaging shareholders representing not less than 50% of the voting interests in our stock on the topics of executive compensation and corporate governance, as well as any other relevant issue or concerns that they may express. Overall, we believe that our shareholder relations have been constructive and positive, and we will endeavor to increase and improve those relations to the extent of our shareholders' interests and concerns may allow.
Compensation Philosophy and Objectives
The goal of the Executive Compensation Program is to enable the Company to attract, develop, and retain strong executive officers capable of maximizing the Company's performance for the benefit of its stockholders.  The Company's compensation philosophy is to provide competitive compensation opportunities that are aligned with its financial performance and the generation of value for stockholders through stock-price appreciation.  The Company's focus is on retaining and motivating key executives, maintaining profitability, asset quality and loan growth, while controlling expenses.  In recent years, the Company has refined its compensation philosophy to emphasize the current use of annual cash incentives (i.e., versus stock compensation) and thereby focus and balance management's attention not only on long-term value creation, but also on the achievement of annual business plan objectives. The Company believes that previous equity awards (i.e., stock compensation) under the 2011 Equity Incentive Plan have been effective in providing management with strong economic incentives to increase shareholder value, and serve the Company well by ensuring the retention of key executives. The Company's compensation philosophy has been adjusted to emphasize cash incentive opportunities among its top officers. Therefore, in recent years, no stock compensation awards (e.g., restricted stock or stock options) have been made to the Named Executive Officers of the Company. The Company believes that previous stock awards combined with current cash incentives provide a balanced and effective overall executive compensation program.
This discussion is focused specifically on the compensation of our Named Executive Officers, each of whom is named in the Summary Compensation Table which appears later in this section.

Roles of the Compensation and Human Resources Committee and Executive Officers
The Compensation and Human Resources Committee (the "Committee") assists the Board of Directors in discharging its responsibilities regarding the Company's compensation and benefit plans and practices.  Authority granted to the Committee is established in its charter, which is available through links under the Investor Relations tab on the Company's website at www.oritani.com.  The Committee met nine times in fiscal 2017.  One of the responsibilities of the Committee is to provide, on an annual basis, final approval of the significant components of the total compensation of the Named Executive Officers.  In making these determinations, the Committee considered the Named Executive Officer's level of job responsibility, the compensation paid by peers for similar levels of responsibility, industry survey data regarding executive compensation, the financial condition and performance of the Company, and an assessment of the Named Executive Officer's individual performance.  The Committee also strongly considered the recommendations of the Chief Executive Officer regarding the other Named Executive Officers.  Input from the Chief Executive Officer was critical in ensuring that the Committee had the information needed to make informed compensation decisions.  The Chief Executive Officer participates in compensation-related activities purely in an informational and advisory capacity and he presents the other Named Executive Officers' performance summaries and recommendations relating to their compensation to the Committee for its review and approval.  The Chief Executive Officer does not provide any input or attend portion of meetings related to the evaluation of his performance and the determination of his compensation.

Use of Outside Advisors and Survey Data.  For the 2017 fiscal year, as in prior years, the Committee used industry survey data from an independent source and also engaged an independent compensation consulting firm to assist it in performing its duties.  The independent source of industry survey data utilized by the Committee was the Crowe Horwath 2016 NJBA Bank Compensation and Benefits Survey, New Jersey Survey Report.  This report provides timely and reliable information on wages, salaries, employee benefits, and compensation practices and trends for financial institutions in our market area.   The Committee engaged GK Partners to assist in their review of Named Executive Officers compensation.  GK Partners has previously been engaged by the Committee.  GK Partners produced a compensation analysis that was used for the 2017 fiscal year and is dated June 17, 2016 (the "GK Partners 2016 Report").  The Committee's careful consideration and approval of the peer comparators was based on its understanding that the selected peer banking institutions should represent an appropriate group of comparator companies including many of the Company's direct business competitors (i.e., those companies with whom Oritani competes for banking customers, as well as those companies with whom Oritani competes for management-level talent), and also other companies that are deemed to be reasonable comparators based on their asset size, their mix of banking business, and other organizational and financial characteristics that are similar to those of the Company.  The peers selected for the GK Partners 2016 Report for purposes of compiling peer data were all publicly traded financial institutions that were considered reasonable competitors based on size, profitability, market capitalization, lines of business and regional location and considered appropriate peers as of the date of the report.  The specific peer group consisted of:

·
Beneficial Bancorp, Inc.; Bridge Bancorp, Inc.; Brookline Bancorp, Inc.; Dime Community Bancshares; Flushing Financial Corp.; First of Long Island Corp.; Kearny Financial Corp.; Lakeland Bancorp, Inc.; Meridian Bancorp Inc.; Northfield Bancorp, Inc.; OceanFirst Financial Corp.; Tompkins Financial Corp.; Trustco Bank Corp. NY; United Financial Bancorp, Inc. and WSFS Financial Corp.

The GK Partners 2016 Report was used by the Committee as a guide when determining appropriate salary adjustments in fiscal 2017.  The Company typically reviews salary levels in October or November of each year and the salary adjustments for fiscal 2017 were effective October 31, 2016.  The Committee communicated directly with GK Partners in conjunction with this review.  In addition to the raw peer data, the Committee also considered the relative business models, loan growth, asset quality, and profitability of the banks and thrifts in the peer groups.  The GK Partners 2016 Report included a peer median and average salary for each of the Named Executive Officers based on their title and responsibilities.  The Committee considered the Named Executive Officer's current base salary and historical annual cash incentive, and compared these amounts to the median and average compensation detailed in the GK Partners Report relative to the Named Executive Officer's title and responsibilities. The peer median and average compensation were strongly considered by the Committee when contemplating the Named Executive Officers' salary (described in the procedures below).  The Committee decided, in consultation with GK Partners, that the acceptable range for base salary increases for the Named Executive Officers was from 0 to 10%.  This range was also used in the prior year.  Salary adjustments due to a change in responsibilities are not considered salary increases and not limited by this range.  The acceptable range of target bonus opportunity for annual cash incentives was from 0 to 100% of the Named Executive Officer's current base salary (which was the same as the previous year).  Consistent with its compensation philosophy, the Committee believes that this range of annual incentive opportunity is clearly market-based and reasonable in light of peer compensation data obtained from the consultant that demonstrated that bonuses among the selected peer comparators ranged from zero to 106% of base salary for the CEO, and ranged from zero to 83% of base salary for the other Named Executive Officers, for the year ending December 31, 2015.  The Committee believes it is important to have a significant portion of a Named Executive Officer's cash compensation linked to the performance of the Company.  This practice is consistent with prior fiscal years and the Committee considers the prior performance of the Company to have been very successful.  This approach in general was recognized, and considered appropriate and reasonable, by GK Partners.  Given these boundaries, and considering the information provided in the GK Partners Reports, the Committee determined a preliminary range of base salary and annual cash incentive for each of the Named Executive Officers.  A final amount for each Named Executive Officers was determined using the procedures described in the paragraphs below.

Elements of the Compensation Package
The Company's 2017 fiscal year compensation program for Named Executive Officers consisted of base salary, annual cash incentives, the partial vesting of previously awarded equity incentive awards (such as stock options and restricted stock awards) based on the Named Executive Officers continued service in accordance with the terms of the awards, a comprehensive benefits package and perquisites.   As of June 30, 2017, all previously awarded equity incentive awards for the Named Executive Officers had fully vested.
In designing our executive compensation program, the Committee seeks to create what it believes is the best mix of base salary, annual cash incentives and equity compensation in delivering the Named Executive Officers' total compensation.  The executive compensation program is also designed to encourage and reward executives for achieving and maintaining high levels of performance while ensuring the stability and retention of our senior management personnel.  The Committee believes that the mix of pay elements can and should be varied as needed to support the current and long-term business strategies of the Company, as well as to conform to generally-accepted principles of good governance as they pertain to executive compensation. In recent years, the Committee has emphasized the use of annual cash incentive compensation versus additional grants of long-term stock compensation. The Committee believes that senior management personnel have currently attained adequate levels of equity incentives to ensure their mutuality of economic interest with all shareholders, and therefore the Committee has emphasized annual cash incentives that correspond to the Company's business results in terms of both "performance versus plan" and "performance versus peers."  The Committee concluded that the Named Executive Officers' compensation was consistent with market practices and competitive, and aligned with the performance of the Company and Oritani Bank.

Base Salary. Executive base salary levels are generally reviewed on an annual basis and adjusted as appropriate.  The Company desires to compensate executives fairly.  During the 2017 fiscal year, the Committee considered prevailing market conditions and approved certain salary adjustments as indicated below.  The Committee also considered the overall performance of the individual, the accomplishment of individual's goals, the individual's contribution toward the achievement of Company goals as well as the responsibilities of the individual versus the perceived responsibilities of the peers in the GK Partners Reports, based on titles and management functions, in making their determinations.  The Committee relied on the data contained in the GK Partners Reports, as well as the data from independent survey, in formulating its opinion of prevailing market conditions.  The following table sets forth the base salary increases for the Named Executive Officers approved by the Committee during fiscal 2017.
Base Salary History at June 30, 2017

	Starting				Ending	Peer Data per GK Partners'
	Base	Increase		Percent	Base	2016 Report
	Salary	Date	Increase	Increase	Salary	Average	Median
Kevin Lynch	$738,500	10/31/16	$—	—%	$738,500	$653,800	$639,300
John Fields	318,270	10/31/16	20,690	6.50%	338,960	303,900	301,700
Thomas Guinan	318,270	10/31/16	9,549	3.00%	327,819	300,500	285,800
Louis Manderino	187,460	09/19/16	52,540	28.03%	240,000	n/a	n/a
Philip Wyks	200,435	10/31/16	6,013	3.00%	206,448	275,300	265,700

The Committee considered the base salaries of the Named Executive Officers at the beginning of the period to be within a reasonable range based on their perception of existing market conditions and the Named Executive Officers' responsibilities.  In general, the Committee was pleased with the continued progress management made in fiscal 2017.  In addition to strong earnings and achievements of other hallmarks of operations and results, the Committee was particularly satisfied with ongoing quality asset growth, preservation of net interest margin through balance sheet restructures and other strategies, further improvements regarding the monitoring of the commercial real estate loan and related stress testing, reaction to the resignation of the former Chief Operating Officer with minimal disruption, and the successful completion of the joint venture disposition initiative.  The Committee felt that adjustments to the base salaries of certain Named Executive Officers should be made in recognition of these results.

The largest increase was awarded to Mr. Manderino, though the Committee considered this increase to be essentially a salary adjustment in recognition of the new responsibilities bestowed upon Mr. Manderino.  The Company's former Chief Operating Officer resigned effective September 16, 2016.  While the Chief Operating Officer position was not replaced, Mr. Manderino received some of these responsibilities.  Mr. Manderino had been Chief Credit Officer.  In conjunction with the departure of the former Chief Operating Officer, Mr. Manderino was promoted to Executive Vice President and named Chief Risk Officer.  The majority of the other responsibilities of the Chief Operating Officer, including retail operations, compliance and facilities, were given to Mr. Lynch.  The officers that previously reported to the Chief Operating Officer reported directly to Mr. Lynch effective September 16, 2016.  Mr. Fields received an increase that was higher than the level awarded to the other Named Executive Officers, with the exception of Mr. Manderino.  While the Committee was pleased with the performance of Mr. Fields, the salary increase awarded to him was primarily in recognition of the facets of operations that he supported beyond his normally-assigned responsibilities (in addition to the permanent assignment of these additional responsibilities in the aftermath of the departure of the former Chief Operating Officer).  The Committee remained pleased with the performances of Messrs. Guinan and Wyks over the course of the year. A cost of living adjustment, consistent with the level awarded to the base employee population, was given with respect to their base salaries.  No increase was awarded to Mr. Lynch.  Data obtained from GK Partners demonstrated that our CEO's base salary was just slightly above the peer comparator 75th percentile (and substantially less than the base salaries of certain other CEOs) among our fifteen comparator banking companies for the year ending December 31, 2015.  While the Committee was pleased with his performance and his significant contribution to accomplishments, as well as his additional responsibilities, the Committee also felt his current level of compensation was appropriate when compared to his peer group.

The Committee considered the base salaries of all of the Named Executive Officers as of June 30, 2017 to be appropriate and reasonable considering their responsibilities, and in comparison to their peers.

Annual Cash Incentives.  Annual cash incentive opportunities are provided to the Named Executive Officers as an incentive to achieve annual goals and objectives.  At the annual meeting of stockholders in November 2008, stockholders approved the Executive Officer Incentive Plan (the "Incentive Plan").  The Incentive Plan was re-approved by stockholders at the annual meeting of stockholders in November, 2013.  The Incentive Plan became effective in 2008 and formalized the process of annual cash incentives for Named Executive Officers.  The objective of the Incentive Plan is to motivate our employees to take actions that support our strategies and lead to the attainment, and successful execution of, our business plan.  The Incentive Plan accomplishes this objective by linking annual cash pay award opportunities to the performance of the Company and Oritani Bank, measured by the satisfaction of both company-wide and individual performance measures.
The concept of the Incentive Plan is to establish certain performance metrics that, if achieved, would likely result in strong financial performance of the Company and progress toward the strategic objectives of the Board.  The plan incorporates three potential incentive achievement levels for each performance metric: threshold, target and maximum; as well as a net income "gate."  The net income gate is an important feature of our cash incentive plan that provides strong shareholder protection by identifying certain levels of earnings performance below which annual incentive compensation payments would not be approved by the Committee, or would be authorized and approved at less than the maximum incentive award. This important safeguard in our program ensures that management's annual incentive bonuses are not only commensurate with key performance indicators, but also in line with overall Company profitability.
At the conclusion of the measurement period, actual results are measured versus the performance metrics and "points" are awarded based on whether threshold, target and maximum results were achieved for each performance metric, and whether income gate levels have been achieved.  The total points are accumulated, and this result determines whether the Named Executive Officers are eligible for awards at the threshold, target or maximum level of their annual incentive award under the Incentive Plan.  In addition, the Committee, if warranted, may add or subtract subjective points.  The number and level of performance metrics, the Named Executive Officers incentive level (as a percentage of base salary) and total number of points required to achieve threshold, target or maximum levels under the Incentive Plan, are established by the Committee each year. A total of 13 performance points or more were required to be eligible to receive the maximum incentive award under the plan for the cash incentives earned during the 2017 fiscal year as well as those paid during the 2017 fiscal year.
The annual cash incentives both paid and earned during the 2017 fiscal year were awarded in accordance with the Incentive Plan.  Each Named Executive Officer was eligible to receive an annual incentive award based on a percentage of his base salary (not to exceed 100%) if company-wide and/or individual performance measures were met following the completion of the annual performance period.  The measurement period for the annual cash incentives paid in fiscal 2017 to the Named Executive Officers under the Incentive Plan was from July 1, 2015 to June 30, 2016.  The measurement period for the annual cash incentives earned in fiscal 2017 was from July 1, 2016 to June 30, 2017. For each period, the Committee established five equally weighted strategic objectives for measurement of achievement of annual cash incentives with respect to the satisfaction of company-wide performance objectives. The quantifiable goals measured were: return on assets (stated minimum and measurement versus peers); efficiency ratio (stated maximum and measurement versus peers); loan originations; asset quality and deposit growth.  The net income gate, described above, was also utilized.  GK Partners assisted the Committee with the administration of the plan by reviewing the Company's prior fiscal year business results, and its current fiscal year business plan. With the consultant's assistance, the Committee approved the selection of the incentive plan performance metrics, and also assessed and approved the levels of business performance associated with management's annual cash incentive compensation opportunities.  In this effort, GK Partners' conferred with our Chief Financial Officer as needed, and reviewed detailed information concerning the Company's financial performance and strategic objectives in the context of current economic and interest rate forecasts.

In addition to Company performance, 10% to 50% of the total annual cash incentives earned by the Named Executive Officers were related to their individual performance.  At the beginning of the performance period, the Named Executive Officers were assigned specific goals that were related to their responsibilities to the Company and Oritani Bank.  These individual executive performance goals were directly related to the senior management functions, corporate accountabilities, and current priorities of each of the Named Executive Officers.
Details regarding the annual cash incentives paid in fiscal 2017 to the Named Executive Officers under the Incentive Plan were discussed in the October 14, 2016 proxy statement.   In summary, the Committee concluded that management had achieved the maximum level of annual cash incentive.  The Committee's external consultant, GK Partners, reviewed the achievement levels and concurred with this conclusion.  In addition, the Committee concluded that each Named Executive Officer had satisfactorily achieved their individual performance goals and fully earned the individual performance component of their annual cash incentive.  Accordingly, cash payments for the maximum level of achievement were approved by the Committee and such amounts were paid to the executives in December, 2016.  The awards to the Company's Named Executive Officers totaled $1.3 million.  The specific amount awarded to each Named Executive Officer that was paid during the fiscal year ended June 30, 2017 is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Specific plan structure regarding the annual cash incentives eligible to be earned in fiscal 2017 were also discussed in the October 14, 2016 proxy statement.  The measurements are repeated below, along with the actual results.  The peer companies utilized for the measurement of relative peer performance referenced above were the same companies included in the comparative compensation study conducted by GK Partners. These peer companies are identified under "Use of Outside Advisors and Survey Data" contained herein.  With the assistance of its consultant, the Committee annually reviews its selection of the peer comparator companies to ensure each selected company's independence, financial stability, organizational health and overall appropriateness for continuation in the Company-selected compensation peer group.  To the extent feasible, the Committee believes that the same comparator companies utilized for peer executive compensation comparisons (as provided by its consultant) should also be used for peer performance comparisons in the context of the annual incentive plan.

(dollars in thousands)	Net income level required
	to be eligible for:				Points
	Maximum	Target	Threshold	Results (1)	Earned
NET INCOME GATE	$36,000	$31,000	$26,000	$44,777	Eligible for
					Maximum
	Achievement level required to earn:
	3 points	2 points	1 point
GOAL
Return on assets	>/=1.0%	0.80 - 0.99%	0.60 - 0.79%	1.13%
AND results versus peers	top quartile	2nd quartile	> average	top	3

Efficiency ratio	</=43%	43.1 - 48%	48.1 - 51%	36.68%
AND results versus peers	top quartile	2nd quartile	> average	top	3

Loan originations	$700,000	$650,000	$600,000	$732,000	3

Asset quality	</= 0.50%	0.51 - 0.75%	0.76-1.00%	0.25%	3

Percentage growth of
overall retail deposits	12%	9%	6%	11.3%	2

(1)
Results were adjusted to eliminate the impact of a $20.6 million of gain on sale of a real estate joint venture and $13.9 million of costs associated with a balance sheet restructure.   The net after tax effect of these adjustments reduced net income by $4.4 million.  Incentive plan achievement levels are measured versus normalized income.

Results exceeded the maximum achievement level for the net income gate and four of the five objectives, and exceeded the target achievement level for one of the objectives.  The Committee concluded that management had accumulated sufficient overall points to achieve the maximum level of annual cash incentive.  To ensure accuracy and assurance to the measurement of incentive plan performance and the number of incentive points earned by management, the Committee engaged GK Partners to review the structure, objectives and achievement levels associated with the cash incentive plan and to provide the Committee with its objective analysis and verification of the incentive awards earned. In conducting this objective analysis, the consultant is provided with the Company's performance metrics, its business results for the fiscal year in question, and the proposed objectives for the subsequent fiscal year. The consultant also confers with the Company's Chief Financial Officer as needed to ensure the consultant's complete and accurate understanding of the incentive plan goals and performance levels achieved.
Determinations regarding the Named Executive Officers' achievement of individual performance goals will be made by the Committee in November, 2017.  No payments under this Plan have currently been authorized by the Committee.  However, payments under this Plan regarding fiscal 2017 achievements are expected to be formally approved by the Committee in November 2017, and paid to the executives in December 2017.

For the Named Executive Officers, the Committee has significantly increased the performance objectives approved for our fiscal 2018 incentive plan. The net income hurdles that provide effective shareholder protection have been increased by more than 30% versus the fiscal 2017 incentive plan. These net income hurdles or gates are required levels of earnings performance that must be achieved before any management incentive payments are permitted. The five strategic performance objectives that represent our primary financial goals, and that reflect well-accepted measurements of banking industry performance, have also been increased to levels that equal or exceed our fiscal 2017 results. In particular, our return on assets and efficiency ratio for fiscal 2018 must not only achieve the performance levels established by the Committee, but must also be in the top quartile of the relative performance of our peers. In the context of our compensation philosophy, these objectives are focused on improving performance and maximizing shareholder returns within the parameters of our risk profile. The year-over-year increases in net income hurdles and strategic financial objectives have been made despite a rising interest rate environment that presents greater challenges in achieving our near-term goals. Nevertheless, the Committee has established these substantially higher hurdles and financial objectives to incentivize management to continue its track record of strong and consistent performance with respect to the relevant banking industry performance metrics that are widely-accepted and well-understood among the community of financial institutions and our shareholders. In doing so, the Committee also reaffirmed its belief that the fiscal 2018 incentive plan metrics are sound, reasonable, and appropriate in terms of peer performance measurement.
The structure of the Incentive Plan and the specific company-wide goals regarding the annual cash incentives for fiscal 2018 were reviewed by the Committee's external consultant, GK Partners.  GK Partners concluded:

	The goals selected for the Incentive Plan were standard measurements for a financial institution and appropriate for incentive plan purposes.
	The achievement levels required to attain maximum results would be consistent with the overall financial health of the company, and the interests of its shareholders.
	The cash incentives available to the Named Executive Officers, as a percentage of base salary, were within the range of what is reasonable given current market place practices.
The achievement levels required to attain Maximum, Target or Threshold were increased from the prior year in consultation with GK Partners.  The possible payouts under the plan, as a percentage of base salary, were unchanged from the prior year.  A total of 13 points will be required to be eligible for the maximum level of achievement.  The peers utilized for the "versus peers" measurements referenced below will be the same peer group utilized for compensation survey performed by GK Partners.  The specific components of this peer group are detailed under "Use of Outside Advisors and Survey Data."  The strategic objectives and measurements for this plan are summarized below:
(dollars in thousands)	Net income level required
to be eligible for:
	Maximum	Target	Threshold
NET INCOME GATE	$47,250	$40,600	$34,000

Achievement level required to earn:
	3 points	2 points	1 point
GOAL
Return on assets	>/=1.13%	1.0 - 1.12%	0.85 - 0.99%
AND results versus peers	top quartile	2nd quartile	> average

Efficiency ratio	</=36.7%	36.8 - 42.0%	42.1 - 46.0%
AND results versus peers	top quartile	2nd quartile	> average

Loan originations	$750,000	$675,000	$600,000

Asset quality	</= 0.25%	0.26 - 0.50%	0.51-0.76%

Percentage growth of
overall retail deposits	12%	9%	6%

Equity Incentives.  In connection with the initial public offering of Oritani Bank's federally chartered mid-tier holding company and predecessor to the Company that was consummated in 2007 (the "Initial Stock Offering"), Oritani Bank established the Oritani Bank Employee Stock Ownership Plan ("ESOP") that purchased 3.92% of the total shares issued in the offering for the benefit of employees of Oritani Bank.  In 2010, the ESOP also purchased an additional 4.0% of the shares issued in connection with the Company's stock offering related to the mutual-to-stock conversion of Oritani Financial Corp., MHC, the former mutual holding company of Oritani Bank (the "Second-Step Conversion").  The ESOP is a tax-qualified retirement plan as defined under the Internal Revenue Code.
At a special meeting of stockholders in April 2008, the Company's stockholders approved the Company's 2007 Equity Incentive Plan ("the 2007 Equity Plan") which authorized the issuance of up to 4,172,817 shares of Company common stock (as adjusted as a result of the Second-Step Conversion) pursuant to grants of incentive and non-statutory stock options, stock appreciation rights, and restricted stock awards. The 2007 Equity Plan provided officers, employees and directors of the Company and Oritani Bank with additional incentives to promote the growth and performance of the Company.  The Committee believes that officer stock ownership provides a significant incentive in building stockholder value by aligning the interests of the officers, employees and directors with those of the Company's shareholders.  No awards were granted to any Named Executive Officers under the 2007 Equity Plan during fiscal 2017.  In accordance with the terms of the outstanding grant agreements under the 2007 Equity Plan, all of the stock awards and the vast majority of stock options that had been granted under the Equity Plan vested in conjunction with the Second-Step Conversion.  As of June 30, 2017, under the 2007 Equity Plan, a total of 4,225,758 (101.3%) of stock options and restricted stock awards had been granted, 60,949 (1.5%) have expired or been forfeited, and 8,008 (0.2%) are available to be granted in the future.
At a special meeting of stockholders in July 2011, the Company's stockholders approved the Company's 2011 Equity Incentive Plan ("2011 Equity Plan") which authorized the issuance of up to 5,790,950 shares of the Company's common stock pursuant to grants of stock options, restricted stock awards and restricted stock units, with no more than 1,654,629 of the shares be issued as restricted stock awards or restricted stock units.  Employees and outside directors of the Company or Oritani Bank are eligible to receive awards under the 2011 Equity Plan.  The total granted to non-employee directors may not exceed, in the aggregate, 30% of the shares reserved under the 2011 Equity Plan.  Both the 2007 Equity Plan and the 2011 Equity Plan are administered by the Committee.
No awards were granted to any Named Executive Officers under the 2011 Equity Plan during fiscal 2017.  As of June 30, 2017, under the 2011 Equity Plan, a total of 5,591,350 (96.6%) of stock options and restricted stock awards had been granted, 107,800 (1.9%) have expired or been forfeited, and 307,400 (5.3%) are available to be granted in the future.
The stock options and restricted stock awards granted under the 2011 Equity Plan generally vest in equal installments over a five-year period.  The vesting of the options and restricted stock awards accelerate upon death or disability, retirement or an involuntary termination without cause following a change in control of the Company or Oritani Bank.  The grants have other terms and conditions consistent with the 2011 Equity Plan.  As of June 30, 2017, all of the awards provided to the Named Executive Officers under the 2007 Equity Plan and 2011 Equity Plan had fully vested.
Employment Agreements.  Oritani Bank has entered into employment agreements with each of the Named Executive Officers.  The employment agreements are designed to give us the ability to retain the services of the Named Executive Officers, and provide them with severance payments in the event of their involuntary or constructive termination of employment without cause, including termination in connection with a change in control.  The rationale for providing these severance payments is to provide security for our Named Executive Officers and stability among our senior management team.  The Committee believes that the employment agreements are consistent with industry practices and desirable for retaining executive talent.  In addition, the Committee believes that the terms and conditions of the employment agreements provided to the Company's Named Executive Officers are reasonable, appropriate and consistent with similar provisions contained in the employment agreements provided to senior executives of the Company's peer comparator companies.

Other Benefits.  Additionally, Oritani Bank provides certain fringe benefits, including retirement plans, termination benefits, and perquisites.  The retirement plans consist of:
·
A tax-qualified defined benefit plan (frozen as of December 31, 2008); a 401(k) plan (with an employer matching contribution equal to 50% of the first 6% of employee deferrals); and the ESOP (with annual employer contribution equal to the amount of the annual ESOP loan repayment).

·
A nonqualified Benefit Equalization Plan which provides benefits to certain employees who are disallowed certain benefits under the Company's qualified benefit plans; a nonqualified Executive Supplemental Retirement Income Agreement for our Chief Executive Officer; and a post-retirement medical plan for certain eligible senior officers.

The Committee considered these items when contemplating the overall compensation package awarded to the Named Executive Officers.  The Committee felt that these items were appropriate given the level of responsibility for each Named Executive Officer and that no changes to the programs were warranted.  See "Benefit Plans and Arrangements" for a further description of these plans.
Other Matters
Corporate Income Tax Considerations.  Section 162(m) of the Internal Revenue Code imposes a $1,000,000 annual limit on a publicly-traded company's federal tax deduction for certain types of compensation paid to the principal executive officer and each of the next three most highly compensated Named Executive Officers, excluding the principal financial officer.  Compensation that is "qualified performance-based" under the Internal Revenue Code's definition is exempt from this limit.  Stock option grants and the annual cash incentives are intended to qualify as qualified performance-based compensation.  It has been the Committee's practice to structure the compensation and benefit programs offered to the Named Executive Officers in order to maximize the tax deductibility of amounts paid.  However, in structuring the compensation programs and in reaching compensation decisions, the Committee considers a variety of factors, including the Company's tax position, the materiality of the payments and tax deductions involved, and the need for flexibility to address unforeseen circumstances.  After considering these factors, the Committee may decide to authorize compensation payments, all or part of which would be nondeductible for federal tax purposes.
Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain "excess parachute payments" made to "disqualified individuals."  Under Section 280G of the Internal Revenue Code, such excess parachute payments are also nondeductible to the Company.  If payments that are contingent on a change of control to a disqualified individual (which includes the Named Executive Officers) exceed 2.99 times the individual's "base amount," (which is the five year average of the disqualified individual's compensation set forth in his or her Form W-2 and/or Form 1099), they constitute "excess parachute payments" to the extent they exceed one time the individual's base amount.  Severance payments to the Named Executive Officers pursuant to their employment agreements and other compensation arrangements that are paid in connection with a change in control of the Company or Oritani Bank are subject to reduction in order to avoid penalties  under Sections 280G and 4999 of the Internal Revenue Code.
Accounting Considerations.  The Committee considers the financial statement implications of each element of the Named Executive Officers' compensation.  However, the impact of each compensation element on the Company's overall compensation philosophy and compensation program, including considerations such as balancing long-term and short-term incentives, as well as the projected economic costs of each element are the primary determining factors of the Named Executive Officers' compensation packages.
Clawback.   As a condition to receiving incentive compensation from the Company, each executive officer has entered into an agreement with the Company providing that any bonus and incentive compensation awarded or paid subsequent to the adoption of this policy (July 7, 2011) is subject to recovery or "clawback" by the Company if (1) the payments or awards were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, and (2) the amount of the bonus or incentive compensation, as calculated under the restated or corrected financial results, is less than the amount actually paid or awarded under the original financial results.
Stock Ownership and Retention Policy.   The Board believes it is important that the executive officers and directors of the Company have long term financial interests that are aligned with those of stockholders.  Under this policy, the following stock ownership minimums are required: Chief Executive Officer is required to hold shares whose value is at least five times the executives' base salary; other executive officers are required to hold shares whose value is at least three times the executives' base salary and Directors are required to hold at least 25,000 shares.  An individual must achieve these levels within five years of being appointed an executive officer or director.  This policy is administered by the Committee.  Each of the relevant executive officers currently exceeds these requirements or has been in their position less than five years.

Anti-Hedging Policy.  In 2014, the Board also adopted an anti-hedging policy, which prohibits directors and executive officers from engaging in or effecting any transaction designed to hedge or offset the economic risk of owning shares of Company common stock.  Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Company common stock would affect the value of shares of Company common stock owned by an executive officer or director is prohibited.  Cashless exercises of stock options are not deemed short sales and are permitted.

Risk Management
The Committee believes that any risks arising from the Company's compensation policies and practices for all of its employees, including the Named Executive Officers, are not reasonably likely to have a material adverse effect on the Company or Oritani Bank.  In addition, the Committee believes that the mix and design of the elements of the compensation program will encourage senior management to act in a manner that is focused on long-term valuation of the Company and Oritani Bank.
The Committee regularly reviews the Company's compensation program to ensure that controls are in place so that employees are not presented with opportunities to take unnecessary and excessive risks that could threaten the value of the Company and Oritani Bank. With respect to the Incentive Plan, the Committee reviews and approves the company-wide performance objectives that determine the bonus payments to be made thereunder. The performance objectives are selected in consultation with an outside, independent consultant, and are customary performance metrics for financial institutions in the Company's peer group.  In addition, the Committee limits the amount of bonuses that can be paid under the plan if the Company fails to achieve its minimum net income goal for the plan year, which ensures that high incentive levels could not be obtained by participants in the plan if the Company's minimum net income goal is not realized.  Furthermore, all bonus payments are subject to clawback in accordance with our clawback policy, which ensures that performance awards are linked to the actual performance of the Company and Oritani Bank and promotes the long-term value creation of the Company and Oritani Bank.  Moreover, we instituted our anti-hedging policy to ensure that our equity incentive plans are more sensitive to risk, which helps ensure the sustainability of our overall performance beyond a one-year performance period.  Finally, by implementing the ESOP, 2007 Equity Plan and 2011 Equity Plan and by having an executive stock ownership and retention policy, our senior management team and employees have a significant ownership interest in the Company, which will align their interests with those of the stockholders, and in turn will contribute to long-term stockholder value and decrease the likelihood that they would take excessive risks that could threaten the value of their common stock.

Executive Officer Compensation
Summary Compensation Table.
The following table sets forth for the fiscal years ended June 30, 2017, 2016 and 2015 certain information as to the total remuneration paid to Mr. Lynch, who serves as President and Chief Executive Officer, Mr. Fields, who serves as Executive Vice President and Chief Financial Officer, and the next three most highly compensated executive officers of the Company or Oritani Bank.  Each of the individuals listed in the table below is referred to as a "Named Executive Officer."

Name and principal position	Fiscal Year	Salary ($) (1)	Non Equity Incentive Plan Compensation ($)	Change in pension value and non-qualified deferred compensation earnings ($) (2)	All other compensation ($) (3)	Total ($)
Kevin J. Lynch	2017	781,106	738,500	3,305,304	235,540	5,060,451
President and	2016	753,577	700,000	2,052,598	321,334	3,827,509
Chief Executive Officer	2015	705,769	487,500	1,229,966	328,636	2,751,871

John M. Fields, Jr.	2017	339,620	213,241	808,746	172,477	1,534,084
Executive Vice President	2016	326,078	207,030	359,177	214,955	1,107,240
and Chief Financial Officer	2015	315,046	150,000	134,871	201,689	801,606

Thomas Guinan	2017	320,815	213,241	344,696	180,738	1,059,490
Executive Vice President	2016	315,061	207,030	680,330	226,239	1,428,661
and Chief Lending Officer	2015	305,539	150,000	144,663	210,644	810,845

Louis Manderino	2017	227,875	56,238	14,278	140,838	439,230
Executive Vice President	2016	185,570	54,600	10,709	137,226	388,105
and Chief Risk Officer	2015	179,577	52,500	8,032	97,127	337,235

Philip M. Wyks	2017	204,367	60,130	53,347	141,311	459,154
Senior Vice President	2016	197,131	57,267	237,544	142,824	634,766
and Corporate Secretary	2015	190,890	38,178	131,895	103,877	464,839
(1)
Includes payments for unused vacation days made to Mr. Lynch of $42,606; $28,404 and $25,000 for 2017, 2016 and 2015, respectively, and to Mr. Fields of $7,822; $11,017 and $9,508 for 2017, 2016 and 2015, respectively.

(2)
The amounts in this column reflect the actuarial change in the present value over the course of the fiscal year, of the Named Executive Officer's benefits under the Defined Benefit Plan and the defined benefit portion of the Benefit Equalization Plan.  The amounts in this column also include the increase in the value of the Named Executive Officer's benefits under the portion of the Benefit Equalization Plan that supplements the ESOP.  The totals also include the increase in the value of, in the case of Mr. Lynch, an Executive Supplement Retirement Income Agreement and the Directors' Retirement Plan maintained by Oritani Bank, and, in the case of Mr. Fields, the Director's Retirement Plan maintained by Oritani Bank.  Where applicable, the present value was determined using interest rate and mortality rate assumptions consistent with those used in Oritani Financial Corp.'s audited financial statements and include amounts for which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.  For fiscal 2017, this column also includes $415,845, $93,915, $51,676, $14,278, and $40,580 of preferential or above-market earnings on non tax-qualified deferred compensation for the portion of the Benefit Equalization Plan that supplements the 401(k) for Messrs. Lynch, Fields, Guinan, Manderino and Wyks, respectively. Mr. Lynch is fully vested in his retirement benefits payable under Oritani Bank's qualified and non-qualified pension plans. The change in pension value attributable to these plans was due solely to changes in the interest rate and mortality assumptions used to calculate the pension value of his retirement benefits.

(3)
The amounts in this column represent the total of all perquisites (non-cash benefits and perquisites such as the use of employer-owned automobiles, membership dues and other personal benefits), employee benefits (employer cost of life insurance and health insurance), employer contributions to defined contribution plans (the 401(k) Plan, the ESOP and the Benefit Equalization Plan) and dividends on unvested stock awards. The components of the 2017 total are reported separately under the "All Other Compensation" table below.

All Other Compensation

The components of All Other Compensation for the fiscal year ended June 30, 2017 are provided in the table below:

Name	Company Contribution on Medical, Dental, Disability and Insurance Benefits	Auto-mobile Allowance	Company Contribution to ESOP and 401(k) Plan Match	Benefit Equalization Plan Match Contribution	Dividends on unvested stock awards	Country Club Dues	Total
Kevin J. Lynch	$31,689	$22,334	$110,936	$45,588	$13,899	$11,094	$235,540
John M. Fields, Jr.	27,116	11,469	110,936	16,586	6,370	—	172,477
Thomas Guinan	23,445	7,109	110,936	16,022	6,370	16,857	180,738
Louis Manderino	20,559	3,256	107,940	8,523	560	—	140,838
Philip M. Wyks	20,999	2,351	112,563	4,838	560	—	141,311

Plan-Based Awards. There were no grants of any equity plan-based awards to the Named Executive Officers during fiscal 2017.  The following table sets forth certain information as to grants during the 2017 fiscal year of non-equity plan based awards to the Named Executive Officers:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant
	Date	Threshold	Target	Maximum
Kevin J. Lynch	July 1, 2016	$243,705	$494,795	$738,500
John M. Fields, Jr.	July 1, 2016	91,519	159,311	227,103
Thomas Guinan	July 1, 2016	88,511	154,075	219,639
Louis Manderino	July 1, 2016	64,800	112,800	160,800
Philip M. Wyks	July 1, 2016	20,645	41,290	61,934

(1)	Assumes full achievement of the individual component of the Incentive Plan goal.

These awards relate to the annual performance period ended on June 30, 2017, and are discussed in detail under "Annual Incentive Awards" in this proxy statement.

Incentive Plan.  The annual cash awards paid to the Named Executive Officers are designed to qualify as "qualified performance-based compensation" that is not subject to the $1 million deduction limit in accordance with Section 162(m) of the Internal Revenue Code.  All full-time executive or senior officers of Oritani Bank are eligible for selection to participate in the Incentive Plan. Each year, the Committee will approve: (i) the employees who will participate in the Incentive Plan for that year; (ii) award levels, which shall be expressed as a percentage of a participant's base salary for that year, for each participant under the Incentive Plan (these award levels will include threshold, target and maximum award opportunities); (iii) company-wide performance goals.  No later than 90 days after the commencement of each performance period (or by such other deadline as may apply under Code Section 162(m)(4)(C) or the Treasury Regulations thereunder), the Committee will establish in writing the performance goals for that performance period as well as the method for computing the amount of compensation which each such participant will be paid if such goals are attained in whole or in part.  Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals. The Committee retains discretion under the Incentive Plan to reduce an award at any time before it is paid.   The performance period is generally equal to the Company's fiscal year (the twelve month period from July 1 to June 30). Payment is generally made in the December following the conclusion of the performance period.  Cash awards may be paid under the Incentive Plan for any performance period only if and to the extent the awards are earned on account of the attainment of the performance goals applicable to such performance period and after the Committee certifies that the performance goals for the year have been satisfied.  If a participant is not employed by Oritani Bank at the time of the payment, no payment under the Incentive Plan will be made to the Participant except in the discretion of the Committee. If a Participant dies, a payment under the Plan may be awarded in the discretion of the Chief Executive Officer (or the Board, if it is the Chief Executive Officer who dies). Payments will only be made after approval by the Committee.  Please see "Compensation Discussion and Analysis" for further details about the Incentive Plan.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of June 30, 2017 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2017
	Option Awards
	2007 Equity Plan				2011 Equity Plan
	Number of	Number of			Number of	Number of
	Securities	Securities			Securities	Securities
	Underlying	Underlying		Option	Underlying	Underlying		Option
	Unexercised	Unexercised	Option	Expir-	Unexercised	Unexercised	Option	Expir-
	Options	Options	Exercise	ation	Options	Options	Exercise	ation
	Exercisable	Unexercisable	Price	Date (1)	Exercisable	Unexercisable	Price	Date (1)
Kevin J. Lynch	321,817	—	$10.43	05/05/18	950,910	—	$11.95	08/18/21
John M. Fields, Jr.	—	—	—	—	263,160	—	11.95	08/18/21
Thomas Guinan	—	—	—	—	21,772	—	11.95	08/18/21
Louis Manderino	—	—	—	—	32,000	—	11.95	08/18/21
Philip M. Wyks	10,000	—	10.43	05/05/18	32,000	—	11.95	08/18/21
(1)	Stock options expire ten years after grant date.

Option Exercises And Stock Vested. The following table sets forth information concerning the exercise of stock options, and each vesting of restricted stock during the fiscal year ended June 30, 2017 for the Named Executive Officers.

	Option Exercises and Stock Vested for the Year Ended June 30, 2017
	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise (1)	Number of shares acquired on vesting	Value realized on vesting (2)

Kevin J. Lynch	153,493	$1,028,361	79,420	$1,261,190
John M. Fields, Jr.	242,303	1,354,376	36,400	578,032
Thomas Guinan	182,596	246,893	36,400	578,032
Louis Manderino	6,000	42,780	3,200	50,816
Philip M. Wyks	10,000	62,401	3,200	50,816

(1)	Amount is equal to the market value of the underlying share on date of exercise, less the option exercise cost, times the number of options exercised.
(2)	Amount is equal to the number of shares that vested times the market value on the date of vesting ($15.88 per share on August 18, 2016).

Pension Benefits. The following table sets forth information with respect to pension benefits at and for the fiscal year ended June 30, 2017 for the Named Executive Officers. See "Defined Benefit Plan," "Directors' Retirement Plan," "Benefit Equalization Plan" and "Executive Supplemental Retirement Income Agreement" for a discussion of the plans referenced in this table.

Pension Benefits at and for the fiscal year ended June 30, 2017 (1)
Name	Plan name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year
Kevin J. Lynch	Directors' Retirement Plan	26.67	$794,000	$—
	Benefit Equalization Plan (2)	15.50	1,357,000	—
	Supplemental Retirement Income Agreement	12.50	9,576,000	—
John M. Fields, Jr.	Directors' Retirement Plan	19.17	436,000	—
	Defined Benefit Plan	10.67	340,000	—
	Benefit Equalization Plan (2)	10.67	42,000	—
Thomas Guinan	Defined Benefit Plan	21.17	837,000	—
	Benefit Equalization Plan (2)	5.50	29,000	—
Philip M. Wyks	Defined Benefit Plan	32.50	1,518,000	—
(1)
The figures shown are determined as of the plan's measurement date of June 30, 2017 for purposes of the Company's audited financial statements. For mortality, discount rate and other assumptions used for this purpose, please refer to note 14 in the audited financial statements included in the Company's Annual Report on Form 10-K.

(2)	Amount reflects the pension benefit portion of the Benefit Equalization Plan.

Nonqualified Deferred Compensation.
The following table sets forth information with respect to the portion of the Benefit Equalization Plan that supplements the 401(k) Plan and the ESOP at and for the fiscal year ended June 30, 2017 for the Named Executive Officers.

Nonqualified Deferred Compensation (401k) Plan at and for the Fiscal Year Ended June 30, 2017
Name	Executive contributions in last fiscal year	Registrant contributions in last fiscal year (1)	Aggregate earnings in last fiscal year (2)	Aggregate withdrawals/distributions	Aggregate balance at June 30, 2017
Kevin Lynch	$314,902	$45,588	$470,236	$—	$5,666,224
John M. Fields, Jr.	134,177	16,586	138,223	—	1,683,803
Thomas Guinan	62,100	16,022	76,056	—	924,195
Louis Manderino	30,012	8,523	18,400	—	234,751
Philip M. Wyks	9,797	4,838	45,888	—	540,783

Nonqualified Deferred Compensation (ESOP) at and for the Fiscal Year Ended June 30, 2017
Name	Executive contributions in last fiscal year	Registrant contributions in last fiscal year (3)	Aggregate earnings in last fiscal year	Aggregate withdrawals/distributions	Aggregate balance at June 30, 2017
Kevin Lynch	$—	$1,142,582	$—	$—	$5,150,168
John M. Fields, Jr.	—	289,831	—	—	1,448,296
Thomas Guinan	—	318,020	—	—	1,716,510
Philip M. Wyks	—	11,767	—	—	98,029

(1)	The amounts reported in this column were also reported as compensation in the Summary Compensation Table as components of the 2017 total for "All Other Compensation."
(2)
For Messrs. Lynch, Fields, Guinan, Manderino and Wyks, $415,845, $93,915, $51,676, $14,278, and $40,580, respectively, were reported as components of the 2017 total for "Change in pension value and non-qualified deferred compensation earnings" in the Summary Compensation Table as preferential or above-market earnings on non tax-qualified deferred compensation.

(3)
The amounts reported in this column were also reported as compensation in the Summary Compensation Table as components of the 2017 total for "Change in pension value and nonqualified deferred compensation earnings."  This total includes the total cost associated with the increased value of the phantom stock allocated to the Named Executive Officer's account that occurred during the 2017 fiscal year.

Benefit Plans and Arrangements
Employment Agreements. Oritani Bank entered into an amended and restated employment agreement with Kevin J. Lynch effective as of December 31, 2008. The agreement had an initial term of three years. Unless notice of non-renewal is provided, the agreement renews annually. Under the agreement, Mr. Lynch's current base salary is $738,500. The base salary is reviewed at least annually and may be increased, but not decreased.  In addition to base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, use of an automobile and reimbursement of expenses associated with the use of such automobile. The executive is also entitled to reimbursement of business expenses, including fees for membership in a country club, a health club, and such other clubs and organizations as appropriate for business purposes. The executive is entitled to indemnification to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with any action in which he may be involved by reason of having been an officer or director of Oritani Bank. Upon retirement, the executive and his spouse would be entitled to continuing health care insurance coverage until the death of the executive and his spouse.
The executive is entitled to severance payments and benefits in the event of his termination of employment under specified circumstances. In the event: (A) the executive's employment is terminated for reasons other than (1) just cause; (2) disability; (3) death, (4) retirement; or (5) a change in control, or (B)  the executive resigns during the term of the agreement following (1) the failure to elect or reelect or to appoint or reappoint executive to his executive position, (2) a material change in the executive's functions, duties, or responsibilities, which change would cause executive's position to become one of lesser responsibility, importance or scope, (3) a relocation of the executive's principal place of employment by more than 30 miles from its location at the effective date of the employment agreement or a material reduction in the benefits and perquisites from those being provided to the executive as of the effective date of the employment agreement, (4) the liquidation or dissolution of Oritani Bank, or (5) a breach of the employment agreement by Oritani Bank, then the executive (or, in the event of the executive's death, his beneficiary) would be entitled to a severance payment equal to three times the sum of the executive's highest base salary and highest rate of bonus, and the executive would be entitled to the continuation of life, medical, and dental coverage for 36 months or as provided in the Oritani Bank nonqualified senior officers medical benefit plan. In the event of a termination following a change in control of the Company, the executive (or, in the event of the executive's death, his beneficiary) would be entitled to a severance payment equal to three times the sum of the executive's highest base salary and highest rate of bonus paid to him during the term of the employment agreement, plus continuation of insurance coverage for 36 months. In the event the severance payment provisions of the employment agreement are triggered, the executive would be entitled to a cash severance benefit in the amount of approximately $4.5 million.
Upon termination of the executive's employment other than in connection with a change in control, the executive agrees not to compete with Oritani Bank for one year following termination of employment in any city, town or county in which Oritani Bank has an office or has filed an application for regulatory approval to establish an office. Should the executive become disabled, Oritani Bank would continue to pay the executive his base salary, bonuses and other cash compensation for the longer of the remaining term of the employment agreement or one year, provided that any amount paid to the executive pursuant to any disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Oritani Bank, the executive's beneficiary or estate will be paid the executive's base salary for the remaining term of the employment agreement and the executive's family will be entitled to continuation of medical and dental benefits.
Oritani Bank has entered into employment agreements with Messrs. Fields, Guinan, Manderino and Wyks that are substantially similar to the employment agreement of Mr. Lynch, except that each of these agreements has a term of two years and entitles the executive to a severance payment equal to two times the sum of the executive's highest base salary and highest rate of bonus and to the continuation of life, medical, and dental coverage for 24 months or as provided in the Oritani Bank nonqualified senior officers medical benefit plan.  In the event of a termination following a change in control of the Company, the executive (or, in the event of the executive's death, his beneficiary) would be entitled to a severance payment equal to two times the sum of the executive's highest base salary and highest rate of bonus paid to him or her during the term of the employment agreement, plus continuation of insurance coverage for 24 months.
Benefit Equalization Plan. Oritani Bank adopted the 2008 Benefit Equalization Plan to provide certain executives with benefits to which they would otherwise be entitled under Oritani Bank's Defined Benefit Pension Plan, 401(k) Plan and ESOP, but for the limitations imposed by the Internal Revenue Code. The 2008 Benefit Equalization Plan was originally adopted in 2005 and was amended and restated in January 2008 in order to incorporate the final Department of the Treasury regulations issued under Code Section 409A.  Oritani Bank's prior Benefit Equalization Plan was frozen effective as of December 31, 2004.  The 2008 Benefit Equalization Plan is materially similar to the frozen Benefit Equalization Plan, except that a participant's elections regarding distributions under the tax-qualified 401(k) Plan, the ESOP and Defined Benefit Pension Plan control the form and timing of distributions of a participant's account in the frozen Benefit Equalization Plan. This provision is no longer permitted with respect to deferrals or accruals subject to Code Section 409A and is not included in the 2008 Benefit Equalization Plan.  Employees who are president, executive vice president, senior vice president and vice president of Oritani Bank are, to the extent selected, eligible to participate in the plan.  During the 2017 fiscal year, nine current employees and six retired or former employees participated in the 401(k) Plan portion of the 2008 Benefit Equalization Plan and four current employees and one retired employee participated in the ESOP portion of the 2008 Benefit Equalization Plan.  The Committee administers the plan, and determines the employees eligible for participation.  The term "Benefit Equalization Plan" as referenced in the compensation tables set forth above and below refers to both the 2008 Benefit Equalization Plan and the frozen Benefit Equalization Plan.

Under the 401(k) Plan portion of the 2008 Benefit Equalization Plan, participants may make annual deferrals of compensation in an amount up to the difference between the maximum amount the participant would be permitted to contribute to 401(k) Plan for the given year but for the limitations of the Internal Revenue Code and the deferrals actually made to the 401(k) Plan by the participant for the plan year.  Oritani Bank establishes a supplemental 401(k) plan account for each participant and credits the account with such contributions.  In addition, the participant's account is credited monthly with earnings at a rate equivalent to the greater of (i) the Citibank Prime Rate, or (ii) nine percent (9%), plus matching contributions. For the 2016 fiscal year, a total of $974,000 in interest was credited to the accounts of current employees under this plan. Upon termination of service due to any reason other than death, the supplemental 401(k) plan benefit (equal to the participant's supplemental 401(k) plan account) will be payable either in a lump sum or in up to 5 annual installments, as elected by the participant pursuant to their initial deferral election. Upon termination of service due to death, the supplemental 401(k) plan benefit under the 2008 Benefit Equalization Plan will be payable to the participant's beneficiary either in a lump sum or in annual installments, pursuant to the participant's initial deferral election.
Upon termination of service due to any reason other than death, a participant will also be entitled to a benefit equal to the difference between the actuarial present value of the participant's normal retirement benefit under Oritani Bank's Defined Benefit Pension Plan and the actuarial present value of his normal retirement benefit calculated pursuant to the terms of the Defined Benefit Pension Plan, without the application of the limitations imposed by the Internal Revenue Code, which such amount reduced and offset by the corresponding benefit amount payable to the participant under the frozen Benefit Equalization Plan. The supplemental defined benefit plan benefit under the 2008 Benefit Equalization Plan will be payable to the participant in monthly installments for the longer of 120 months or the remainder of the participant's life.  In the event of the participant's death before 120 installments have been paid, the participant's beneficiary will receive the present value of the remaining monthly installments in a lump sum. Alternatively, the participant may also make, prior to commencement of the supplemental defined benefit plan benefit, a one-time irrevocable election to receive his benefit under the plan in the form of a 100% joint and survivor annuity or a 50% joint and survivor annuity.  Upon termination of service due to death, the supplemental defined benefit plan benefit under the  2008 Benefit Equalization Plan will be payable to the participant's beneficiary either in a lump sum or in annual installments, pursuant to the participant's initial deferral election. A participant's supplemental defined benefit plan amount payable under the 2008 Benefit Equalization Plan will be reduced and offset by the corresponding supplemental defined benefit plan amount payable under the frozen Benefit Equalization Plan.
The supplemental employee stock ownership plan benefit under the 2008 Benefit Equalization Plan is denominated in shares of phantom stock equal to the difference between the number of shares of the Company common stock that would have been allocated to the participant under the employee stock ownership plan, but for the limitations imposed by the Internal Revenue Code, and the actual number of shares of the Company common stock allocated to the participant under the Oritani Bank employee stock ownership plan for the relevant plan year. In addition, the participant is entitled to receive earnings on the phantom shares deemed allocated to his or her account, based on the fair market value of the Company common stock on such date.  Upon termination of service due to any reason including death, the supplemental employee stock ownership plan benefit will be payable either in a lump sum or in up to five annual installments, as elected by the participant pursuant to his initial deferral election. On May 10, 2010, participation in the employee stock ownership portion of the 2008 Benefit Equalization Plan was frozen such that no new participants may join the plan after that date.  In July 2011, a rabbi trust was established to fund the cash equivalent of the participant's accrued balance of phantom shares at June 30, 2011.  The trustee purchased actual shares of Company common stock with this cash in order to minimize the future cost of this benefit due to dividends and increases in the value of the Company's common stock.  The trustee has purchased additional shares annually as additional phantom shares are due the employees under the plan.
In the event of a change in control of Oritani Bank or the Company, the participant's supplemental 401(k) plan benefit, supplemental employee stock ownership plan benefit, and supplemental defined benefit plan benefit will be paid to the participants in a lump sum at the time of the change in control, unless a participant has selected an alternative form of distribution upon a change in control.  Such an election, if made, was required to be made by a participant not later than December 31, 2008, or with respect to new plan participants within thirty days after the participant first becomes eligible to participate in the 2008 Benefit Equalization Plan.
Executive Supplemental Retirement Income Agreement. Oritani Bank entered into an Executive Supplemental Retirement Income Agreement (the "Agreement") for Kevin J. Lynch (the "Executive") effective as of January 1, 2005.  The Agreement provides for the payment of a supplemental retirement income benefit equal to 70% of the Executive's highest average annual base salary and bonus (over a 36-consecutive month period within the last 120 consecutive months of employment), reduced by the sum of the Executive's (i) annuitized value of the benefits payable from Oritani Bank's Defined Benefit Pension Plan, (ii) annuitized value of the benefits payable under the defined benefit portion of Oritani Bank's frozen Benefit Equalization Plan and 2008 Benefit Equalization Plan and (iii) annuitized value of one-half of the Executive's Social Security benefits attributable to Social Security taxes paid by Oritani Bank on behalf of the Executive, reduced by the Social Security offset under the Oritani Bank's Defined Benefit Pension Plan.  In the event the Executive dies prior to termination of employment or after termination of employment but prior to the payment of any portion of the supplemental retirement income benefit, the Executive's beneficiary will be entitled to a survivor's benefit, payable in 240 monthly installments, and equal to the supplemental retirement income benefit determined as if the Executive retired on the day before his death and commenced receiving benefits at such time. In the event the Executive dies while receiving benefits under the Agreement, the unpaid balance of benefits will be paid to the Executive's beneficiary for the remainder of the 240 installments. Upon the Executive's retirement, the Executive will be entitled to a supplemental retirement income benefit payable in monthly installments over the longer of 240 months or the Executive's lifetime. In the event the Executive is a "specified employee," payments will commence the first day of the 7th month following the Executive's retirement, but only to the extent necessary to comply with Code Section 409A. In the event the Executive becomes disabled, he will be entitled to a supplemental disability benefit equal to the supplemental retirement income benefit calculated as if the Executive retired on the date of his termination of employment due to disability. In the event of the Executive's termination of employment within 3 years following a change in control, other than due to termination for cause, the Executive will be entitled to a full supplemental retirement income benefit calculated as if the Executive had retired following his normal retirement date. Payments to the Executive in the event of a change in control will be made in 240 monthly installments.  The total cost to Oritani Bank for this plan during fiscal 2017 was $1.2 million.

Directors' Retirement Plan.  Messrs. Lynch and Fields are participants in the Director's Retirement Plan.  Please see "Director Compensation –Director's Retirement Plan" for further details.
Senior Officers Post-Retirement Medical Coverage. Senior officers designated by the Board of Directors who have attained age 52 and have at least five years of service, are eligible to participate in the senior officers post-retirement medical coverage program. If a participant dies after becoming eligible for coverage but prior to retirement, the individual will be deemed to have retired on the day before the individual died. Coverage will begin at the time of retirement and continue at the same level as before retirement. Retirees who are eligible for Medicare benefits will have benefits under the program coordinated with Medicare benefits. The spouse of a senior officer covered under the program will be entitled to medical coverage for life. Oritani Bank's contribution to the program will be limited to two times the medical insurance premium at the time of the individual's retirement. During fiscal 2017, six current employees and two retired employees were eligible for participation in the Senior Officers Post-Retirement Medical Coverage, including Messrs. Lynch, Fields, Guinan and Wyks, and the total cost to Oritani Bank during fiscal 2017 was $653,000.
Group Life Insurance Retirement Plan. In conjunction with its investment in Bank Owned Life Insurance, Oritani Bank implemented this plan which provides selected employees, including each Named Executive Officer, with post-retirement life insurance. Coverage under this plan is only applicable to selected employees who retire from Oritani Bank while participating in this plan (or if their termination is due to disability or change in control). The coverage provided under this plan to a participant's beneficiary in the event of his or her death is equal to: two times annual base salary for vice presidents and above; and one time annual base salary for assistant vice presidents and below. The Company incurs no additional cost to provide the coverage, however, there is an expense accrual associated with the benefit. This accrual totaled $104,000 during fiscal 2017.
401(k) Plan.  The Oritani Bank Employees' Savings & Profit Sharing Plan and Trust (the "401(k) Plan") is a defined contribution employee savings plan covering all eligible employees of Oritani Bank.  Employees who have completed 250 hours of service during a 3 consecutive month period are eligible to participate in the 401(k) plan.  Employees who have completed 1,000 hours of service during a 12-consecutive-month period will receive the employer match component of the plan.   Participants may contribute up to 50% of their plan salary to the plan. Oritani Bank will provide matching contributions at the rate of 50% of the participant's contributions, up to 6% of each participant's monthly plan salary. Employee and employer contributions are 100% vested at all times. In general, under federal tax law limits, the annual elective deferrals made to the plan may not exceed the lesser of 100% of the participant's total compensation or $18,000 for both the 2016 and 2017 calendar years.  Participants who have attained age 50 before the end of a calendar year will be eligible to make catch-up elective deferral contributions in accordance with Section 414(v) of the Internal Revenue Code. The maximum catch-up elective deferral contribution level for both the 2016 and 2017 calendar years is $6,000. This amount is periodically adjusted for inflation. Contributions are invested at the participant's direction in one or more of the investment funds provided under the plan including an employer stock fund providing participants the opportunity to purchase shares of employer stock for their accounts.  A loan program is available to plan participants. In general, participants may make only one withdrawal from their accounts per calendar year while they are employed, subject to certain limitations; upon termination of employment, they may make withdrawals from their accounts at any time. Participants who become disabled may withdraw from their vested account balance as if they had terminated employment. In the event of a participant's death, the participant's beneficiary will be entitled to the value of the participant's account. Employer contributions for the 2017 fiscal year were $219,000.
Defined Benefit Plan.  Oritani Bank participates in the Financial Institutions Retirement Fund, a multiple-employer defined benefit plan, for the benefit of its employees (the "Defined Benefit Plan" or "Defined Benefit Pension Plan"). Employees of Oritani Bank who are ages 21 or older and who have completed 12 months of employment are eligible to participate in the plan. Participants become vested in their retirement benefit upon completion of 5 years of employment. Participants who have reached age 65 automatically become 100% vested, regardless of the number of completed years of employment. Payments of benefits under the plan are made in the form of a life annuity with 120 payments guaranteed unless one of the optional forms of distribution has been selected.  Upon termination of employment at or after age 65, a participant will be entitled to an annual normal retirement benefit equal to 1.25% multiplied by the number of years of benefit service, multiplied by the participant's average annual salary, up to the covered compensation limits, for the 5 highest paid consecutive years of benefit service. In addition, the participant will be entitled to an annual retirement benefit equal to 1.75% multiplied by the number of years of benefit service, multiplied by the participant's average annual salary in excess of the covered compensation limits, for the 5 highest paid consecutive years. The covered compensation limit is the average of the maximum wage subject to FICA taxes (i.e., the social security wage base) for the 35-year period preceding social security retirement age. In the event a participant has more than 35 years of service, the benefit attributable to benefit service completed in excess of 35 years will be calculated by using a 1.75% accrual rate for the portion of a participant's high-5 year average salary below the covered compensation limit. Participants who terminate employment prior to age 65 will be entitled to a reduced retirement benefit calculated by applying an early retirement factor based on the participant's age when payments begin. The earliest age at which a participant may receive retirement benefits is age 55.

Normal and early retirement benefits are payable over the longer of the lifetime of the retiree or 120 monthly installments.  In the event a retiree dies before 120 monthly installments have been paid, the retiree's beneficiary will be entitled to the value of such unpaid installments paid in a lump sum. The participant or beneficiary may elect to have benefits paid in the form of installments. In the event a participant dies while in active service, his beneficiary will be entitled to a lump sum death benefit equal to 100% of the participant's last 12 months' salary, plus an additional 10.0% of such salary for each year of benefit service until a maximum of 300% of such salary is reached for 20 or more years, plus refund of the participant's contributions, if any, with interest.
This plan was frozen as of January 1, 2009. Existing participants remain eligible to receive their accrued benefit as of that date; however, no new benefits will accrue under the plan.  Employer contributions for fiscal 2017 were $500,000.
Stock Benefit Plans
Employee Stock Ownership Plan.  The Oritani Bank Employee Stock Ownership Plan ("ESOP" or "employee stock ownership plan") was adopted in connection with our Initial Stock Offering in 2007.  Employees who are at least 21 years old with at least one year of employment with Oritani Bank are eligible to participate. The employee stock ownership plan trust originally borrowed funds from the Company and used those funds to purchase a shares of our common stock equal to 3.92% of the outstanding shares of common stock, including shares of common stock issued to Oritani Financial Corp., MHC and to the Oritani Bank Charitable Foundation, that were issued in connection with our Initial Stock Offering. In connection with our Second-Step Conversion and related stock offering, the ESOP loan was refinanced and the ESOP purchased 4% of the stock offering.  Collateral for the loan is the Oritani common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Oritani Bank discretionary contributions to the employee stock ownership plan over a period of not more than 25 years. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments. The interest rate for the loan currently adjusts to the prime rate in January of each year.  The rate was 3.50% for calendar 2016 and is 3.75% for calendar 2017.  Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid.
Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan become vested at the rate of 20% per year except for the first year of credited service, for which no vesting is earned. Benefits are fully vested upon completion of six years of credited service. A participant's interest in their account under the plan will also fully vest in the event of termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable generally in the form of common stock, or to the extent participants' accounts contain cash, benefits will be paid in cash. Oritani Bank's contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. We are required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account.  The related expense incurred during fiscal 2017 was $4.1 million.  In the event of a change in control, each participant's ESOP account balance will become fully vested.
Stock-Based Incentive Plans.  We adopted the 2007 Equity Plan and 2011 Equity Plan ("Equity Plans") to provide our officers, employees and directors with additional incentives to promote our growth and performance and to align their interests with our stockholders.  Stockholders approved the 2007 Equity Plan on April 22, 2008 and the 2011 Equity Plan on July 26, 2011.  Please see "Equity Incentives" under "Elements of the Compensation Package" of the Compensation Discussion and Analysis for additional information on the Equity Plans.
The Equity Plans are administered by the Compensation and Human Resources Committee. Employees and outside directors of the Company or its subsidiaries are eligible to receive awards under the Equity Plans.  The Compensation and Human Resources Committee may determine the type and terms and conditions of awards under the Equity Plans, which shall be set forth in an award agreement delivered to each participant.  Each award shall be subject to conditions established by the Compensation and Human Resources Committee that are set forth in the recipient's award agreement, and shall be subject to vesting conditions and restrictions as determined by the Committee. Awards may be granted in a combination of incentive and non-qualified stock options, stock appreciation rights, restricted stock or restricted stock units, provided however that non-employee directors may not receive incentive stock options.
Unless the Compensation and Human Resources Committee specifies otherwise, awards will vest at the rate of 20% per year commencing one year after the date of grant (such that the awards will be fully vested five years from the grant date); subject to acceleration of vesting, to the extent specified by the Committee, in the event of death, disability, or due to a change in control.  The Compensation and Human Resources Committee may in its discretion elect to use a different vesting schedule or different performance measures set forth in the Equity Plans.  As of June 30, 2017, all awards granted to the Named Executive Officers under the Equity Plans had fully vested.

Potential Payments Under Termination or Change in Control Agreements.
The tables below reflect the amount of compensation to each of the Named Executive Officers pursuant to such individual's employment agreement and our non-qualified benefit plans and the Equity Plans in the event of termination of such Named Executive Officer's employment.  The amount of compensation payable to each Named Executive Officer upon involuntary not-for-cause termination, termination following a change of control and in the event of disability or death is shown below. The amounts shown assume that such termination was effective as of June 30, 2017, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out could only be determined at the time of such Named Executive Officer's separation from the Company.

	Termination Payments
	Involuntary Termination		Involuntary Termination after Change in Control		Retirement		Disability		Death

Kevin J. Lynch
Employment Agreement	$4,526,067	(1)	$4,526,067	(1)	$—	(2)	$1,928,638	(3)	$1,892,001	(4)
Exec. Supplemental Retirement
Income Agreement	9,576,000	(5)	9,576,000	(5)	9,576,000	(5)	9,576,000	(5)	9,576,000	(5)
Benefit Equalization Plan	12,173,392	(6)	12,173,392	(6)	12,173,392	(6)	12,173,392	(6)	12,173,392	(6)
Director's Retirement Plan	794,000	(7)	794,000	(7)	794,000	(7)	794,000	(7)	794,000	(7)
John M. Fields, Jr.
Employment Agreement	$1,158,634	(1)	$1,158,634	(1)	$—	(2)	$550,618	(3)	$545,825	(4)
Benefits Equalization Plan	3,174,099	(6)	3,174,099	(6)	3,174,099	(6)	3,174,099	(6)	3,174,099	(6)
Director's Retirement Plan	436,000	(7)	436,000	(7)	436,000	(7)	436,000	(7)	436,000	(7)
Thomas Guinan
Employment Agreement	$1,129,009	(1)	$1,129,009	(1)	$—	(2)	$528,339	(3)	$523,719	(4)
Benefits Equalization Plan	2,669,705	(6)	2,669,705	(6)	2,669,705	(6)	2,669,705	(6)	2,669,705	(6)
Louis Manderino
Employment Agreement	$633,593	(1)	$633,593	(1)	$—	(2)	$391,909	(3)	$387,450	(4)
Benefit Equalization Plan	234,751	(6)	234,751	(6)	234,751	(6)	234,751	(6)	234,751	(6)
Philip M. Wyks
Employment Agreement	$575,153	(1)	$575,153	(1)	$—	(2)	$342,105	(3)	$337,723	(4)
Benefits Equalization Plan	638,812	(6)	638,812	(6)	638,812	(6)	638,812	(6)	638,812	(6)

(1)
For Mr. Lynch, this amount represents (i) three times the sum of his: (A) highest base salary paid during the term of the agreement, plus (B) highest bonus earned during the last three completed fiscal years; and (ii) the value of 36 months of continued life, disability, medical and dental insurance coverage.  For all other Named Executive Officers, this amount represents (i) two times the sum of the Named Executive Officer's: (A) highest base salary paid during the term of the agreement, plus (B) highest bonus earned during the last three completed fiscal years; and (ii) the  value of 24 months of continued life, disability, medical and dental insurance coverage.  In the event the Named Executive Officer's termination is in connection with a change in control, the change in control termination payment payable under his employment agreement could be reduced to avoid penalties under Section 280G of the Internal Revenue Code.

(2)	Each Named Executive Officer is entitled to no payments or benefits under his employment agreement as a result of his retirement.
(3)
Amount represents the Named Executive Officer's base salary and continued life, medical, dental and disability insurance for the remaining term of the employment agreement, without any reduction for payments under bank-sponsored disability programs.

(4)	Represents the base salary and medical, dental, family and other benefits payable to the Named Executive Officer's beneficiary for the remaining term of the employment agreement.
(5)	Amount represents 100% of the present value of Mr. Lynch's accumulated benefit under his Executive Supplemental Retirement Income Agreement.
(6)	Amount represents the Named Executive Officer's aggregate accumulated benefit of the defined benefit, 401(k) and ESOP portion of the Benefit Equalization Plan.
(7)	Amount represents the present value of Messrs. Lynch's and Fields' accumulated benefit under the Directors' Retirement Plan.

Director Compensation
Each of the individuals who serves as a director of the Company also serves as a director of Oritani Bank and earns director fees in each capacity. Each non-employee director is currently paid a fee of $1,750 for each Company meeting attended and a fee of $1,750 for each Oritani Bank meeting attended. There are no separate fees paid for committee meetings attended. Additionally, each director receives a monthly retainer of $1,750 from each of the Company and Oritani Bank. Additional annual retainers are paid to the Lead Director/Chairman of the Audit Committee ($21,000) and the Chairmen of the other Board of Directors' committees ($11,000). The Lead Director/Chairman of the Audit Committee is Director Antonaccio.
Director compensation has also been reviewed by GK Partners in conjunction with the reports they have prepared for the Committee regarding executive compensation.  The 2016 GK Partners Report concluded that director fees for 2017 were reasonable relative to the peer group.  The comparable small size of the Company's Board contributed to conclusion that the overall cost of board fees for the Company was less than that of peers.  Director fees have not been increased since December, 2008.
The following table sets forth the total fees and certain other remuneration paid to the non-management directors during fiscal 2017.  Information with respect to director compensation paid to directors who are also Named Executive Officers is included above in "Executive Officer Compensation—Summary Compensation Table."

		Change in Pension Value
	Fees Earned or	and Nonqualified Deferred
Name	Paid in Cash	Compensation Earnings (1)	Total
Nicholas Antonaccio	$105,000	$—	$105,000
Michael DeBernardi	—	286,783	286,783
James J. Doyle	95,000	65,721	160,721
Robert S. Hekemian	95,000	124,479	219,479
Harvey Hirschfeld	95,000	61,485	156,485
John J. Skelly, Jr.	87,083	49,508	136,591
(1)
The amounts in this column reflect the actuarial change in the present value at June 30, 2017 compared to June 30, 2016, of the directors' benefits under the Directors' Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in Oritani Financial Corp.'s audited financial statements and includes amounts for which the director may not currently be entitled to receive because such amounts are not vested.  This column also includes $109,041; $78,847; $177,721; $152,479, $22,485 and $137,508 of preferential or above-market earnings on non tax-qualified deferred compensation for Directors Antonaccio, DeBernardi, Doyle, Hekemian, Hirschfeld and Skelly, respectively, under the Directors' Deferred Fee Plan. For Mr. DeBernardi, this amount also includes $110,936 of employer contributions to his ESOP account.

Directors Deferred Fee Plans. Oritani Bank adopted the 2005 Directors Deferred Fee Plan, effective as of January 1, 2005, in order to include the provisions required by Section 409A of the Internal Revenue Code. Contributions to Oritani Bank's prior Directors Deferred Fee Plan were frozen, effective as of December 31, 2004. Each month, Oritani Bank credits a director's account under the 2005 Directors Deferred Fee Plan with the amount such director elects to defer. The director's deferral election must generally be submitted to Oritani Bank prior to January 1 of the plan year in which the fees to be deferred are otherwise payable to the director and is irrevocable with respect to the fees covered by such election. Each director's account under the plans is credited every month with interest at a rate equal to the greater of the Citibank Prime Rate or a 9% annualized rate.

A committee appointed by the Oritani Bank Board of Directors administers the plan. The committee may in its discretion permit a director to request that his deferred fee account(s) be invested in an alternative investment such as equity securities, fixed income securities, money market accounts and cash. The account of a director who has selected an alternative investment is credited with earnings or losses based on the investment selected. A director is 100% vested at all times in his deferred fee account(s).

Unless the director has designated a specified payment date, the director's account balance under the 2005 Directors Deferred Fee Plan will be payable upon the earlier of: (i) separation from service; (ii) death; (iii) disability; or (iv) a change in control of the Company.  The benefit will be paid in the form of a lump sum or up to 10 annual installments, as elected by the director in his deferral election form.

With regard to the frozen Directors Deferred Fee Plan, the director's account balance thereunder is payable upon either the director's designated retirement age or actual retirement, as elected by the director. Alternatively, the director may elect to receive an in-service distribution, provided that such distribution will be payable no earlier than January 1st of the calendar year that is at least two years following the year for which the deferral election made.  In the event of death or disability, the director's benefit will be payable to the director (or his beneficiary) at the time specified in his deferral election.  All benefits are payable in the form of either a lump sum or 10 annual installments, as elected by the director in his deferral election form.

During fiscal 2017, Oritani Bank credited $791,000 in interest to directors' accounts under the Directors Deferred Fee Plans.

Director's Retirement Plan.  Oritani Bank maintains the 2005 Director's Retirement Plan that was adopted as a restatement of the Director's Retirement Plan and is intended to comply with section 409A of the Internal Revenue Code. Oritani Bank's prior Director's Retirement Plan was frozen, effective as of December 31, 2004. Benefits payable under the 2005 Director's Retirement Plan are reduced by the amount of the retirement benefits payable to the director under the frozen Director's Retirement Plan.
The 2005 Director's Retirement Plan provides retirement, medical and death benefits to directors, including directors who are also employees, who have at least five years of service and retire after attaining age 65, or who, after attaining age 60 retire, die or become disabled. Upon retirement on or after attaining age 65 with at least ten years of cumulative service, an eligible director's annual retirement benefit is equal to 50% of the director's aggregate annual compensation with respect to his final year of service, including fees paid to the director for attendance at regular monthly meetings and annual meetings of Oritani Bank and the Company, monthly retainers, and any additional annual retainers paid to the director for service as a committee chair, lead director or otherwise.   The annual retirement benefit is generally payable to the director (and his beneficiary) in the form of either a single life annuity or joint and survivor annuity, provided, however, that a director may elect (in accordance with the terms of the plan) to receive the actuarial equivalent of his lifetime annual retirement benefit in the form of a lump sum in the event of his disability or separation from service within two years of a change in control of Oritani Bank.
If, after attaining age 60, a director retires, dies or becomes disabled, and such director has more than five years of service the director or his beneficiary will be entitled to the following percentage of benefit: 50% if the director has 5 to 6 years of service, 60% if the director has 6 to 7 years of service, 70% if the director has 7 to 8 years of service, 80% if the director has 8 to 9 years of service, 90% if the director has 9 to 10 years of service and 100% if the director has more than 10 years of service. In the event of a change in control, each director will be deemed to have 10 years of service and attained age 65 for the purpose of calculating his benefit under the plan. A director who retires prior to age 60 for any reason shall receive no benefit under the plan.
Each director was entitled to elect prior to December 31, 2006 to receive a lump sum payment upon a change in control in an amount equal to the present value of his plan benefits. Benefits under the plan are generally payable in monthly installments for the director's lifetime or as a joint and survivor form of benefit depending on the director's marital status at the time of the payment triggering event. Notwithstanding the foregoing, a director was permitted to elect prior to December 31, 2008, to receive his plan benefits in the form of a lump sum payment in the event of his disability prior to termination of service.
In the event a director who has served on the Board of Directors for at least five years dies while in service, the director's spouse will be entitled to a benefit calculated as if the director had continued service until age 65. The amount of the survivor's benefit will be based on the number of years the director would have served on the Board of Directors assuming the director served on the Board of Directors until age 65. The benefit will be payable to the director's spouse for the remainder of the spouse's life, along with medical benefits. As also described above under "Senior Officers and Directors Post-Retirement Medical Coverage," medical benefits provided to directors and their spouses prior to the date of their retirement will continue to be provided to retired directors and their spouses, as long as the director lives, or, in the event the director dies while in office, the medical benefits will continue to be provided to the director's spouse for his or her lifetime. In the event the cost of medical benefits provided under the plan exceeds 200% of the cost of such benefits to Oritani Bank immediately prior to the director's retirement, the cost in excess of 200% will be paid by the retired director or his or her spouse. The total cost of the plan to Oritani Bank during the 2017 fiscal year was $333,000.
Directors also receive $50,000 of post-retirement life insurance coverage, which was obtained in conjunction with the Company's purchase of Bank-Owned Life Insurance   See "Group Life Insurance Retirement Plan" above for further details.  The Company incurs no additional cost to provide this coverage; however, there is an immaterial accrual expense associated with the benefit.
Stock-Based Incentive Plans.  The non-management directors are eligible to participate in the 2007 Equity Plan and the 2011 Equity Plan.  Please see "Stock Benefit Plans" under "Benefit Plans and Arrangements" for additional information regarding these plans.  No awards were granted to any non-management director under the 2007 Equity Plan or the 2011 Equity Plan during fiscal 2017.  The following table sets forth information with respect to outstanding equity awards as of June 30, 2017 for the non-management directors:

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2017
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Outstanding	Market Value
	Unexercised	Unexercised	Option	Option	Unvested	of Restricted
	Options (#)	Options (#)	Exercise	Expiration	Restricted Stock as	Stock that has
Name	Exercisable	Unexercisable (1)	Price	Date (2)	of June 30, 2017 (1)	Not Vested (3)
2011 Equity Plan
	Option Awards
Nicholas Antonaccio	250,000	—	$11.95	08/18/21
Michael DeBernardi	313,160	—	11.95	08/18/21
James J. Doyle	90,000	—	11.95	08/18/21
Robert S. Hekemian	227,500	—	11.95	08/18/21
John J. Skelly, Jr.	227,500	—	11.95	08/18/21

2007 Equity Plan
	Option Awards				Stock Awards
Nicholas Antonaccio	178,834	—	$10.43	05/05/18	—	$—
James J. Doyle	—	—	—	—	—	—
Robert S. Hekemian	178,834	—	10.43	05/05/18	—	—
Harvey Hirschfeld	8,800	8,000	15.42	04/22/24	4,000	68,200
John J. Skelly, Jr.	88,834	—	10.43	05/05/18	—	—

(1)	Mr. Hirschfeld's stock and option awards vest at a rate of 20% per year, commencing on April 22, 2015.
(2)	Stock options expire ten years after grant date.
(3)	Market value calculated using June 30, 2017 closing price of $17.05/share

Post-Retirement Agreement with Michael A. DeBernardi.  Mr. DeBernardi retired as a member of the Board of Directors and as Executive Vice President and Chief Operating Officer of the Company and Oritani Bank as of the close of business on September 16, 2016.  The Company, Oritani Bank and Mr. DeBernardi entered into a post-retirement agreement setting forth the terms and conditions of Mr. DeBernardi's post-retirement relationship with the Company and the Bank.  This agreement superseded and replaced his employment agreement with Oritani Bank, and became effective upon his retirement.

Pursuant to the post-retirement agreement, Mr. DeBernardi served as an employee of Oritani Bank until January 20, 2017.  During this time, he received his then current rate of base salary and participated in all bonus, retirement, and health and welfare plans and arrangements of the Bank for which he was eligible prior to his effective date of retirement.  Subsequently, Mr. DeBernardi began service as a part-time employee of Oritani Bank, which will continue until June 30, 2018.  His duties during this time are to provide general advisory services with respect to commercial real estate risk management reporting and other services reasonably requested by the Chief Executive Officer.  While serving as a part-time employee, he receives a base salary at a rate of $47,500 per annum, but is not eligible to participate in any benefit plan or arrangement of Oritani Bank, except for its group health plan, the cost of which is fully paid by Oritani Bank.

PROPOSAL II - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
  PUBLIC ACCOUNTING FIRM

The Company's independent registered public accounting firm for the fiscal year ended June 30, 2016 was KPMG LLP ("KPMG"). On December 12, 2016, the Company notified KPMG of its dismissal as the Company's independent registered public accounting firm. The dismissal of KPMG was approved by the Audit Committee of the Board. Effective December 12, 2016, the Audit Committee of the Board selected Crowe Horwath LLP ("Crowe") as the Company's independent registered public accounting firm. The Company's independent registered public accounting firm for the fiscal year ended June 30, 2017 was Crowe. The Audit Committee of the Board has approved the engagement of Crowe to be the Company's independent registered public accounting firm for the fiscal year ending June 30, 2018, subject to the ratification of the appointment by the Company's stockholders at the Annual Meeting. Representatives of Crowe are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

KPMG's report on the Company's financial statements as of and for the year ended June 30, 2016 did not contain an adverse opinion or disclaimer of opinion, and has not been qualified or modified as to uncertainty, audit scope or accounting principles. The Company had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused KPMG to make reference in connection with its opinion to the subject matter of the disagreement during its audit as of and for the year ended June 30, 2016. During the two most recent fiscal years preceding the Company's dismissal of KPMG, there were no "reportable events" as such term is defined in Item 304(a)(1)(v) of Securities and Exchange Commission Regulation S-K.

Stockholder ratification of the selection of Crowe is not required by the Company's Bylaws or otherwise.  However, the Board is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection of Crowe, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Fees Paid to KPMG

Set forth below is certain information concerning aggregate fees for professional services rendered by KPMG during fiscal years 2017 and 2016:

Audit Fees.  The aggregate fees billed to the Company by KPMG for professional services rendered for the audit of the Company's annual consolidated financial statements, review of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q and services that are normally provided by KPMG in connection with statutory and regulatory filings and engagements were $135,000 for fiscal 2017 and $428,757 for fiscal 2016.

Audit Related Fees.  There were no audit related fees billed for fiscal 2017 or fiscal 2016.

Tax Fees.  The aggregate fees billed to the Company by KPMG for professional services rendered for tax compliance were $8,000 during fiscal 2017 and $58,780 during fiscal 2016.

All Other Fees.  There were no "All Other Fees" for fiscal 2017 or fiscal 2016.

Fees Paid to Crowe

Set forth below is certain information concerning aggregate fees for professional services rendered by Crowe during fiscal 2017 (no fees were paid to Crowe during fiscal 2016):

Audit Fees.  The aggregate fees billed to the Company by Crowe for professional services rendered for the audit of the Company's annual consolidated financial statements, review of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q and services that are normally provided by Crowe in connection with statutory and regulatory filings and engagements were $285,750 for fiscal 2017.

Audit Related Fees.  The aggregate fees billed to the Company by Crowe for professional services rendered regarding certain accounting consultations were $25,000 during fiscal 2017.

Tax Fees.  The aggregate fees billed to the Company by Crowe for professional services rendered for tax compliance were $34,875 during fiscal 2017.

All Other Fees.  There were no "All Other Fees" for fiscal 2017.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public accounting firm

The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.  Pre-approval is provided for up to one year and any pre-approval is detailed as to particular service or category of services and is subject to a specific budget.  The Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the Audit Committee.  The independent registered public accounting firm and management are required to report to the Audit Committee quarterly regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date.

Required Vote and Recommendation of the Board

In order to ratify the appointment of Crowe as our independent registered public accounting firm for fiscal year 2018, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.

The Board Recommends a Vote "FOR" the Ratification of the Appointment of Crowe as Our Independent Registered Public Accounting Firm.

PROPOSAL III—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Principal Executive Officer, our Principal Financial Officer and our three other most highly compensated executive officers of Oritani Financial Corp. is described in "PROPOSAL I—ELECTION OF DIRECTORS—Compensation Discussion and Analysis" and "—Executive Officer Compensation." Stockholders are urged to read these sections of the Proxy Statement, which discusses our compensation policies and procedures with respect to our Named Executive Officers.

In accordance with Section 14A of the Exchange Act, stockholders will be asked at the Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of the Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

This advisory vote, commonly referred to as a "say-on-pay" advisory vote, is non-binding on the Board of Directors.  Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourages all stockholders to vote their shares on this matter.  The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation.

Unless otherwise instructed, validly executed proxies will be voted "FOR" this resolution.

The Board recommends that you vote "FOR" the resolution set forth in Proposal III.

PROPOSAL IV—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing a stockholder advisory vote to approve the compensation of executives (the "say-on-pay" advisory vote in Proposal III above). Pursuant to Section 14A of the Exchange Act, this year we are also asking stockholders to vote on whether future "say-on-pay" advisory votes on executive compensation should occur every year, every two years or every three years. We will submit to stockholders the question of the frequency of advisory votes on executive compensation at least once every six years. The next such vote on the frequency of "say-on-pay" advisory votes will be held at the 2023 Annual Meeting.

The Board of Directors recommends that future stockholder "say-on-pay" advisory votes on executive compensation be conducted every year. The determination was based upon the premise that compensation is evaluated, adjusted and approved on an annual basis by the Board of Directors upon a recommendation from the Compensation Committee and the belief that investor sentiment should be a factor taken into consideration by the Compensation Committee in making its annual recommendation.

Although the Board of Directors recommends a "say-on-pay" vote every year, stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove of the Board of Directors' recommendation.

Although this advisory vote regarding the frequency of "say-on-pay" votes is non-binding on the Board of Directors, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when deciding how often to conduct future "say-on-pay" stockholder advisory votes.

Unless otherwise instructed, validly executed proxies will be voted in favor of the "ONE YEAR" frequency option.

The Board of Directors recommends that you vote for the "ONE YEAR" option.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

In order to be eligible for inclusion in the proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's Executive Office, 370 Pascack Road, Township of Washington, New Jersey 07676, no later than June 14, 2018. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

Under our Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received by the Secretary of Oritani Financial Corp.
In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of the Company not less than 90 days prior to the date of the Company's proxy materials for the preceding year's annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed more than 30 days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include the stockholder's name, record address, and number of shares owned, describe briefly the proposed business, and any whether the stockholder will be soliciting stockholders.  In accordance with the foregoing, in order for a proposal or a nomination to be brought to the annual meeting of stockholders to be held following the year ending June 30, 2018, notice must be provided to the Corporate Secretary by July 13, 2018.

Nothing in the above paragraph shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

OTHER MATTERS

The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.
The Audit Committee Report and the Report of the Compensation and Corporate Governance Committee included in this proxy statement shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference. The Audit Committee Report shall not otherwise be deemed filed under such Acts.
An additional copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2017, will be furnished without charge upon written or telephonic request to Philip M. Wyks, Corporate Secretary, 370 Pascack Road, Township of Washington, New Jersey, 07676 or call (201) 664-5400.
/s/ Philip M. Wyks
Philip M. Wyks
Corporate Secretary
Township of Washington, New Jersey
October 12, 2017

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

ORITANI FINANCIAL CORP.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on November 20, 2017.

INTERNET/MOBILE — www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

1. Election of Directors

	FOR	WITHHOLD	FOR ALL EXCEPT
(01) James J. Doyle, Jr. (02) John J. Skelly, Jr.	☐	☐	☐

INSTRUCTIONS: To withhold your vote for any individual nominee, mark "FOR ALL EXCEPT" and write that nominee's name on the line provided below.

____

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of said proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a notice of the Annual Meeting and a proxy statement dated October 12, 2017.

Mark Box to the right if you plan to attend the Annual Meeting. ☐

For address changes and/or comments, please check this box and write/them on the back where indicated. ☐

CONTROL NUMBER

____

Signature____________________ **Signature, if held jointly**____________________ **Date**____________, **2017.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, or corporate officer, please give full title as such.

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The proxy statement and our 2017 Annual Report to Stockholders are available at: http://www.cstproxy.com/oritani/2017

Address Changes/Comments:____

____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ORITANI FINANCIAL CORP.

The undersigned hereby appoints the members of the official proxy committee, consisting of the Board of Directors of Oritani Financial Corp. (the "Company"), with full power of substitution in each, to act as proxy for the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on Tuesday, November 21, 2017 at 9:00 a.m., local time, at The Estate at Florentine Gardens, 97 Rivervale Road, River Vale, New Jersey 07675 and at any and all adjournments thereof with all of the powers the undersigned would possess if personally present at such meeting as follows.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted "FOR" all nominees under Proposal 1, "FOR" Proposals 2 and 3 and "ONE YEAR" under Proposal 4. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the persons named as proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

(Continued and to be marked, dated and signed, on the other side)

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